Exhibit 2.1

EXECUTION VERSION

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

MERCK & CO., INC.

AND

ORGANON & CO.

DATED AS OF JUNE 2, 2021

i

(continued)

(continued)

Exhibits

Exhibit A	Form of Amended and Restated Bylaws of Organon

Exhibit B	Form of Amended and Restated Certificate of Incorporation of Organon

Exhibit C	Plan of Reorganization

Schedules

Schedule 1.01: Global Transaction Structure

Schedule 1.01(a): IP License Agreements

Schedule 1.01(b): Merck Assets

Schedule 1.01(c): Merck Proceedings

Schedule 1.01(d): Organon Assets – Exceptions to Pro Forma Balance Sheet

Schedule 1.01(e): Organon Assets – Exceptions to Information

Schedule 1.01(f): Organon Assets – Real Property Interests

Schedule 1.01(g): Organon Assets – Other Assets

Schedule 1.01(h): Organon Contracts – Exceptions to Organon Contracts

Schedule 1.01(i): Organon Intellectual Property – Trademarks

Schedule 1.01(j): Organon Intellectual Property – Patents

Schedule 1.01(k): Organon Intellectual Property – Internet Domain Names

(continued)

Schedule 1.01(l): Organon Liabilities – Exceptions to Pro Forma Balance Sheet

Schedule 1.01(m): Organon Liabilities – Organon Proceedings

Schedule 1.01(n): Organon Liabilities – Other Organon Liabilities

Schedule 1.01(o): Organon Products

Schedule 1.01(p): Transaction Documents

Schedule 1.01(q): Transferred Entities

Schedule 2.03: Deferred Markets

Schedule 2.09(b)(ii): Termination of Merck-Organon Agreements – Exceptions

Schedule 2.10: Exceptions to Settlement of Intercompany Payables and Receivables Between Merck and Organon

Schedule 2.11(c): Release of Guarantees

Schedule 2.13: Quarterly Adjustments

Schedule 5.04: Shared Existing Proceedings

Schedule 10.01(b)(i): Entire Agreement

Schedule 10.09(a): Exceptions to Pre-Distribution Costs and Expenses

Schedule 10.09(b): Exceptions to Post-Distribution Costs and Expenses

SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of June 2, 2021, is by and between Merck & Co., Inc., a New Jersey corporation (“Merck”), and Organon & Co., a Delaware corporation (“Organon”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, the board of directors of Merck has determined that it is advisable and in the best interests of Merck to: (i) separate the Organon Business (as defined herein) from the Merck Business (as defined herein) (the “Separation”); and (ii) in connection with the Separation, make a distribution, on a pro rata basis, to holders of the outstanding shares of common stock of Merck, par value $0.50 per share (the “Merck Common Shares”), on the Record Date (as defined herein) of all of the outstanding shares of common stock, par value $0.01 per share, of Organon (the “Organon Common Stock”) (the “Distribution”);

WHEREAS, the Distribution is motivated by the reasons for the separation described in the Registration Statement;

WHEREAS, the board of directors of Merck intends for the Separation to be effected in accordance with, among other transactions, the transactions set forth in Schedule 1.01;

WHEREAS, the Distribution will be preceded by, among other things, (a) the Separation, pursuant to which, among other things, Merck will contribute the Organon Business assets to Organon prior to the Distribution (the “Contribution”), (b) the entry by Organon and its Affiliates into the Financing Arrangements, and the (c) Closing Date Repayment;

WHEREAS, for United States federal and state income tax purposes, it is intended that (i) the Contribution and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Distribution will qualify as a tax-free transaction under Section 355(a) of the Code (in each case, qualifying for such treatment under the corresponding provisions of state law);

WHEREAS, this Agreement, together with certain Transaction Documents entered into between the Parties and other documents implementing the Contribution and Distribution, is intended to be implemented pursuant to a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g), as set forth in the Plan of Reorganization (as defined herein); and

WHEREAS, each of Merck and Organon has determined that it is necessary and advisable to set forth the principal transactions required to effect the Separation and the Distribution and to describe other agreements that shall govern certain other matters prior to and following the Separation and the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined herein), the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Reference is made to Section 10.15 regarding the interpretation of certain words and phrases used in this Agreement. In addition, for the purpose of this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” (including, with a correlative meaning, “affiliated”) means, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise. The Parties agree that for purposes of this Agreement and the Transaction Documents, neither Organon nor any of the Organon Subsidiaries shall be deemed to be an Affiliate of Merck or any of the Merck Subsidiaries, and neither Merck nor any of the Merck Subsidiaries shall be deemed to be an Affiliate of Organon or any of the Organon Subsidiaries.

“Agent” means Equiniti Trust Company, or such other trust company or bank duly appointed to act as distribution agent, transfer agent and registrar for the Organon Common Stock in connection with the Distribution.

“Agreement” means this Separation and Distribution Agreement and each of the Schedules and Exhibits hereto.

“Assets” means, with respect to any Person, the assets, rights, interests, claims and properties of all kinds, real and personal, tangible, intangible and contingent, wherever located (including in the possession of suppliers, distributors, other Third Parties or elsewhere), of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement and any rights or benefits pursuant to any Proceeding.

“Business Entity” means any corporation, general or limited partnership, trust, joint venture, unincorporated organization, limited liability entity or other entity.

“Bylaws” means the Amended and Restated Bylaws of Organon, substantially in the form of Exhibit A.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Organon, substantially in the form of Exhibit B.

“Closing Date Repayment” has the meaning set forth in Section 2.08(b).

“Commission” means the United States Securities and Exchange Commission.

“Confidential Information” means all confidential information and data relating to a Party (including information regarding such Party’s and its Affiliates’ business, employees, development plans, programs, documentation, techniques, trade secrets, systems, and know-how) disclosed or provided by or on behalf of such Party to the other Party pursuant to, or in connection with, this Agreement or any Transaction Document. “Confidential Information” does not include any information or data: (i) rightfully previously known by a Party hereto, or acquired from a Third Party without a continuing restriction on use (for clarity, excluding any such information or data possessed by Merck (or its Affiliate) prior to the Separation and assigned to Organon as part of the Separation, which shall be considered Confidential Information of Organon for purposes of this clause (i), as applicable); (ii) which is or becomes publicly known without breach of this Agreement; or (iii) which is independently developed without violating any obligations under this Agreement and without reference to the Confidential Information of the other Party. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Third Parties.

“Contribution” has the meaning set forth in the Recitals.

“Controlling Party” has the meaning set forth in Section 5.04(b).

“Conveyance and Assumption Instruments” means, collectively, such deeds, bills of sale, asset transfer agreements, business transfer agreements, demerger plans, deeds or agreements, endorsements, assignments, assumptions (including Liability assumption agreements), leases, subleases, affidavits and other instruments of sale, conveyance, contribution, distribution, lease, transfer and assignment between Merck or, where applicable, a Merck Subsidiary or designee of Merck, on the one hand, and Organon or, where applicable, an Organon Subsidiary, on the other hand, as may be necessary or advisable under the Laws of the relevant jurisdictions to effect the Separation.

“CPR” has the meaning set forth in Section 8.02.

“Custodial Party” has the meaning set forth in Section 6.03(a).

“Data Sharing Agreement” means the Data Sharing Agreement to be entered into by and between Merck and Organon in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Deferred Market” has the meaning set forth in Section 2.03(a).

“Deferred Market Agreement” means the agreements set forth on Schedule 1.01(p) with respect to the Deferred Markets that have been or are being entered into by and between Merck and Organon or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Deferred Organon Local Business” has the meaning set forth in Section 2.03(a).

“Delayed Merck Asset” has the meaning set forth in Section 2.05(a).

“Delayed Merck Liability” has the meaning set forth in Section 2.05(a).

“Delayed Organon Asset” has the meaning set forth in Section 2.04(a).

“Delayed Organon Liability” has the meaning set forth in Section 2.04(a).

“Dispute” has the meaning set forth in Section 8.01.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the board of directors of Merck in its sole discretion.

“Distribution Ratio” has the meaning set forth in Section 3.02(c).

“Effective Time” means immediately prior to the Distribution on the Distribution Date, which shall, for the avoidance of doubt, be after such time that the Registration Statement is declared effective by the Commission.

“Employee Matters Agreement” means the Employee Matters Agreement to be entered into by and between Merck and Organon in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Employment Tax” means withholding, payroll, social security, workers compensation, unemployment, disability and any similar tax imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Financing Arrangements” means the financing arrangements and agreements to be entered into prior to the Effective Time pursuant to which Organon and its subsidiaries will issue, assume or guarantee secured and unsecured notes, and enter into and borrow under, or guarantee, secured credit facilities.

“Force Majeure” means, with respect to a Party, any changes in Law, acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, governmental shutdowns, war, riots, insurrections or earthquakes.

“Governmental Authority” means any supranational, international, national, federal, state, provincial or local court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority, including the NYSE and any similar self-regulatory body under applicable securities Laws.

“Indemnifying Party” has the meaning set forth in Section 4.04(a).

“Indemnitee” means an Organon Indemnitee or a Merck Indemnitee, as appropriate.

“Indemnity Payment” has the meaning set forth in Section 4.04(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, including studies, reports, records, books, subledgers, instruments, surveys, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names, Privileged Information, and other technical, financial, employee or business information or data, including cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, and quality records and reports; provided that “Information” does not include Intellectual Property.

“Information Statement” means the information statement forming a part of the Registration Statement as the same may be amended or supplemented from time to time prior to the Effective Time.

“Insurance Proceeds” means, with respect to any insured party, those monies, net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof, which are: (i) received by an insured from an insurance carrier or its estate; or (ii) paid by an insurance carrier or its estate on behalf of the insured.

“Intellectual Property” means all intellectual property, whether registered or unregistered, of every kind and description throughout the world, including all United States and non-United States: (i) Trademarks; (ii) Patents; (iii) copyrights and copyrightable subject matter, excluding Know-How (“Copyrights”); (iv) rights in software; (v) trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in-vitro data, inventions, processes, formulae and methodologies, excluding Patents (collectively, “Know-How”); (vi) all applications and registrations for the foregoing; and (vii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“IOM Market” has the meaning set forth in Section 2.03(a).

“Interim Operating Agreement” means the agreements with respect to the IOM Markets set forth on Schedule 1.01(p) that have been or are being entered into by and between Merck and Organon or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“IP License Agreements” means the license agreements listed on Schedule 1.01(a) that have been or are being entered into by and between Merck and Organon or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“JDA” means the Common Interest and Joint Defense Agreement between the Parties entered into in connection with the Separation.

“Law” means any supranational, international, national, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, Consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” means all debts, liabilities, obligations, responsibilities, response actions, losses, damages (whether compensatory, punitive, consequential, incidental, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, liquidated or unliquidated, foreseen or unforeseen, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising, including those arising under or in connection with any Law or other pronouncements of Governmental Authorities having the effect of Law, Proceeding, threatened Proceeding, order or consent decree of any Governmental Authority or any award of any arbitration tribunal, and those arising under any contract, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof.

“Local Closing” means, as applicable, (i) with respect to a Deferred Market, the later of the consummation of the separation of any Deferred Organon Local Business in a Deferred Market and the transfer of the shares of the relevant Deferred Market entity to Organon or any Organon Subsidiary and (ii) with respect to an IOM Market, the termination of the operation by Merck of those covered activities of the Organon Business in the relevant IOM Market pursuant to the relevant Interim Operating Agreement.

“Local Closing Date” means, for each Deferred Market or IOM Market, the date of the applicable Local Closing.

“Marketing Authorization” means all approvals from the relevant Governmental Authority necessary to market and sell a product in any country or group of countries.

“Merck” has the meaning set forth in the Preamble.

“Merck Accounts” has the meaning set forth in Section 2.10(b).

“Merck Assets” means all Assets of the Parties or their respective Subsidiaries as of the Effective Time, other than the Organon Assets. For the avoidance of doubt, the Merck Assets include those Assets described on Schedule 1.01(b).

“Merck Business” means all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or its Subsidiaries, other than the Organon Business.

“Merck Common Shares” has the meaning set forth in the Recitals.

“Merck Indemnitees” means (i) Merck and each Merck Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“Merck Liabilities” means (i) the Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of the Merck Business, Merck or the Merck Subsidiaries and, prior to the Effective Time, the Organon Business, Organon or the Organon Subsidiaries, in each case that are not Organon Liabilities, Liabilities indemnifiable by Organon pursuant to Section 4.02 or Tax-related Liabilities that shall be governed under the Tax Matters Agreement; and (ii) each of the ongoing Proceedings and obligations set forth on Schedule 1.01(c) (the “Merck Proceedings”) and the portion of each Shared Existing Proceeding allocable to Merck and the Merck Subsidiaries.

“Merck Licensed Names” means “Licensed Name Companies” and “Licensed Corporate Trademarks” as each term is defined in the Interim Corporate Trademark License Agreement (Merck to Organon) between the Parties.

“Merck Products” means all products of the Parties or their respective Subsidiaries as of the Effective Time, other than the Organon Products.

“Merck Subsidiary” means any Business Entity that is a Subsidiary of Merck prior to, at or after the Effective Time (other than Organon or an Organon Subsidiary).

“Mixed Contract” means any contract or agreement to which either Party or any of its respective Subsidiaries and one or more Third Parties are a party as of immediately prior to the Effective Time that inures to the benefit or burden of both the Merck Business and the Organon Business, but in any case excluding those contracts or agreements that are intended (as determined by Merck in its sole discretion) to solely be used for the benefit or burden of the Merck Business following the Separation (including, for example, employment agreements with continuing employees of the Merck Business and enterprise-wide contracts for the benefit of Merck and its Subsidiaries prior to the Separation that do not relate specifically to the Organon Business).

“Non-Controlling Party” has the meaning set forth in Section 5.04(b).

“Non-Custodial Party” has the meaning set forth in Section 6.03(a).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 2.04(d).

“Organon” has the meaning set forth in the Preamble.

“Organon Accounts” has the meaning set forth in Section 2.10(b).

“Organon Assets” means the following Assets:

(i)	all of the assets and issued and outstanding capital stock or other equity interests of each Organon Subsidiary, including each Transferred Entity;

(ii)

subject to the exceptions described on Schedule 1.01(d), the Assets of either Party or any of its Subsidiaries included or reflected on the Organon Pro Forma Balance Sheet or any notes or subledgers thereto, and any such Assets as of the Effective Time that would have been included on such Organon Pro Forma Balance Sheet or any notes or subledgers thereto had such Assets existed on the date thereof, it being understood that (x) the Organon Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Organon Assets pursuant to this clause (ii); and (y) the amounts set forth on the Organon Pro Forma Balance Sheet with respect to any Assets shall not be treated as minimum or maximum amounts or limitations on the amount of such Assets that are included in the definition of Organon Assets pursuant to this clause (ii);

(iii)	the Assets expressly allocated to Organon or an Organon Subsidiary (including any Transferred Entity) pursuant to this Agreement or any Transaction Document;

(iv)

all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to the Organon Products, including all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to all reports and analyses, product and marketing registrations and applications (which shall include all United States Food and Drug Administration and other regulatory drug approvals and licenses specifically related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining an approval for, an Organon Product) to the extent specifically related to the Organon Products, except as may otherwise be expressly set forth on Schedule 1.01(o); provided that, if the Assets to be transferred pursuant to this paragraph conflict with or expand the transfer of Organon Intellectual Property pursuant to clause (vi) of this definition, then clause (vi) and the definition of Organon Intellectual Property shall prevail;

(v)

all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time under the Organon Contracts; provided that if there is deemed to be any inconsistency between this clause (v) and Section 2.12(a), then Section 2.12(a) shall control;

(vi)	all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to any Organon Intellectual Property;

(vii)

except as otherwise set forth on Schedule 1.01(e), all other rights, interests and claims of either Party or any of their Subsidiaries as of the Effective Time with respect to Information to the extent specifically related to the Organon Assets, the Organon Liabilities, the Organon Business or the Transferred Entities and, subject to the provisions of the applicable Transaction Documents; provided that, if the Information to be transferred pursuant to this paragraph conflicts with or expands the transfer of Organon Intellectual Property pursuant to clause (vi) of this definition, then clause (vi) and the definition of Organon Intellectual Property shall prevail;

(viii)

without limiting the rights of any Party in any Transaction Document (including a sublease), all rights, interests and claims of either Party or any of its Subsidiaries as of the Effective Time to the facilities and other real property, including owned and leased real property to be occupied by Organon following the Effective Date pursuant to the Transaction Documents, including the facilities listed on Schedule 1.01(f) (the “Organon Facilities”);

(ix)

subject to the provisions of any applicable sublease, all tangible equipment (including information technology, equipment and machinery), infrastructure, wires, supplies and other tangible property that is owned by, leased to or licensed to Merck or any of its Subsidiaries immediately prior to the Effective Time located at any Organon Facility listed on Schedule 1.01(f) under the heading “Conveyed Manufacturing Sites” or that are otherwise specifically related to the Organon Business;

(x)	the Assets of either Party or any of its Subsidiaries as of the Effective Time on Schedule 1.01(g); and

(xi)

any and all other Assets that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as Organon Assets based on the principles set forth in this definition of Organon Assets; provided, that no Asset shall be an Organon Asset solely as a result of this clause (xi) unless the Parties mutually agree in writing on the inclusion of such Asset after the date of this Agreement.

“Organon Business” means (i) the business of developing, commercializing, distributing and selling the Organon Products in the Territory, (ii) the manufacturing of the Organon Products and (iii) the co-manufacturing activities and all ancillary and related operations occurring at the Organon Facilities.

“Organon Common Stock” has the meaning set forth in the Recitals.

“Organon Contracts” means the following contracts, agreements, arrangements, commitments or understandings to which either Party or any of its Subsidiaries is a party or by which it or its Assets is bound, whether or not in writing, in each case, prior to the Effective Time, except to the extent otherwise described in Schedule 1.01(h):

(i)	any contract, agreement, arrangement, commitment or understanding specifically related to the Organon Business;

(ii)	any contract, agreement, arrangement, commitment or understanding or portion thereof that is an Organon Liability;

(iii)	any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any employee or consultant of Organon or an Organon Subsidiary; and

(iv)

any other contract, agreement, arrangement, commitment or understanding or portion thereof that is otherwise expressly contemplated pursuant to this Agreement or any Transaction Document to be assigned to Organon or an Organon Subsidiary; provided, however, that (A) such contracts, agreements, arrangements, commitments or understandings or portions thereof that are contemplated to be retained by Merck or a Merck Subsidiary pursuant to any provision of this Agreement or any Transaction Document shall not be Organon Contracts; (B) such contracts, agreements, arrangements, commitments or understandings or portions thereof that relate to debt instruments, insurance arrangements, or employee benefit plans or programs shall be Organon Contracts only to the extent expressly provided for under the terms of this Agreement or any Transaction Document; and (C) the rights and obligations of Merck and the Merck Subsidiaries under this Agreement and the Transaction Documents shall not be Organon Contracts.

“Organon Indemnitees” means (i) Organon and each Organon Subsidiary; (ii) each of the respective past, present and future directors, officers, employees or agents of the entities described in (i) above, in each case in their respective capacities as such; and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“Organon Intellectual Property” means (i) the Intellectual Property transferred to Organon and its Affiliates pursuant to the Conveyance and Assumption Instruments; (ii) the Trademarks listed on Schedule 1.01(i); (iii) the Patents listed on Schedule 1.01(j); (iv) Copyrights specifically related to the Organon Business; (v) primary internet domain names listed on Schedule 1.01(k), along with associated country internet domains and extensions; (vi) Know-How specifically related to the Organon Business; and (vii) other Intellectual Property specifically related to the Organon Business; provided that in no event shall any Intellectual Property that is licensed to Organon or any of its Affiliates pursuant to an IP License Agreement be included in the definition of Organon Intellectual Property.

“Organon Liabilities” means all of the following Liabilities of either Party or any of its Subsidiaries:

(i)

subject to the exceptions described on Schedule 1.01(l), the Liabilities of either Party or any of its Subsidiaries included or reflected on the Organon Pro Forma Balance Sheet or any notes or subledgers thereto, and any such Liabilities as of the Effective Time that would have been included on such Organon Pro Forma Balance Sheet or any notes or subledgers thereto had such Liabilities existed on the date thereof, it being understood that (x) the Organon Pro Forma Balance Sheet and the notes and subledgers thereto shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Organon Liabilities pursuant to this clause (i); and (y) the amounts set forth on the Organon Pro Forma Balance Sheet with respect to any Liabilities shall not be treated as minimum or maximum amounts or limitations on the amount of such Liabilities that are included in the definition of Organon Liabilities pursuant to this clause (i);

(ii)

except as otherwise set forth herein, all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, on or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Organon Business or an Organon Asset;

(iii)

all Liabilities for claims made by Third Parties, or the directors, officers, employees, agents of Merck, Organon or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the Organon Business or the Organon Assets;

(iv)

all Liabilities expressly allocated to Organon or an Organon Subsidiary pursuant to this Agreement or any Transaction Document, and the obligations of Organon or an Organon Subsidiary under such agreements, excluding Tax-related Liabilities that shall be governed under the Tax Matters Agreement;

(v)

all Liabilities relating to, arising out of or resulting from (A) the Financing Arrangements, (B) any other indebtedness of Organon or any Organon Subsidiary (whether incurred prior to, on or after the Effective Time) or (C) guarantees and obligations of the obligor under letters of credit issued in connection with the Organon Business;

(vi)	all Liabilities assumed by Organon or an Organon Subsidiary from a Third Party after the Effective Time (whether or not such Liabilities initially arose or accrued before the Effective Time);

(vii)

except as expressly set forth in another Transaction Document, all Liabilities relating to, arising out of, or resulting from the operation or conduct of any business conducted by Organon or an Organon Subsidiary at any time after the Effective Time;

(viii)

except as expressly set forth in another Transaction Document, any and all Liabilities to the extent relating to, arising out of or resulting from any Organon Asset, whether arising before, on or after the Effective Time;

(ix)

except as expressly set forth in another Transaction Document, any and all Liabilities to the extent relating to, arising out of or resulting from the Organon Business or the manufacture, marketing, co-branding, co-promotion, promotion, distribution or sale of Organon Products, in each case, whether arising before, on or after the Effective Time by either Party or any of its Subsidiaries;

(x)

all Liabilities relating to, arising out of, or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement, the Information Statement (other than the matters described Section 4.03(e)) or any other form, statement, schedule or other material filed with or furnished to (A) the Commission, (B) any other Governmental Authority or (C) holders of any securities of Organon or any Organon Subsidiary in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations);

(xi)

each of the ongoing Proceedings primarily related to the Organon Business, including the matters set forth on Schedule 1.01(m) (the “Organon Proceedings”), and the portion of each Shared Existing Proceeding allocable to Organon and the Transferred Entities;

(xii)

subject to clause (xi) of this definition and any additional Liabilities or limitations related to Proceedings set forth on Schedule 5.04, the Liabilities relating to, arising out of, or resulting from Proceedings to the extent such Proceedings relate to, arise out of, or result from the Organon Business, the Organon Assets, or the other Organon Liabilities; and

(xiii)	all other Liabilities set forth on Schedule 1.01(n).

“Organon Products” means the products set forth on Schedule 1.01(o).

“Organon Pro Forma Balance Sheet” means the pro forma combined balance sheet of Organon and the Organon Subsidiaries, including any notes or subledgers thereto, as of December 31, 2020, as presented in the Information Statement.

“Organon Subsidiary” means any Business Entity that is a Subsidiary of Organon at or after the Effective Time (other than Merck or a Merck Subsidiary), including the Transferred Entities.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means: (i) all national, regional and international patents and patent applications, including provisional patent applications, whether pending, enforced, abandoned or expired; (ii) all patent applications filed either from the patents, patent applications or provisional applications in clause (i) or from an application claiming priority from any of these, including divisionals, continuations, continuations-in-part, converted provisionals, and continued prosecution applications; (iii) all patents that have issued or in the future issue from the foregoing patent applications specified in clauses (i) and (ii), including utility models, petty patents, design patents and certificates of invention; and (iv) all patent term extensions or restorations by existing or future extension or restoration mechanisms, including any supplementary protection certificates and the like, as well as any revalidations, reissues, re-examinations, oppositions and the like of the foregoing patents or patent applications specified in clauses (i), (ii) and (iii).

“Person” means any (i) individual, (ii) Business Entity or (iii) Governmental Authority, and including any successor or permitted assignee, by merger or otherwise, of any of the foregoing.

“Pharmacovigilance Agreements” means the Pharmacovigilance Agreement for Merck Products and the Pharmacovigilance Agreement for Organon Products to be entered into by and between Merck and Organon or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Plan of Reorganization” means the Plan of Reorganization, attached as Exhibit C, entered into by Merck and Organon in connection with the Contribution and the Distribution.

“Privileged Information” means any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or its respective Subsidiaries would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges and any other rights, privileges, immunities or protections that may apply in any applicable jurisdiction.

“Proceeding” means any past, present or future suit, countersuit, action, alternative dispute resolution process, claim, counterclaim, demand, hearing, inquiry, investigation or proceeding before a judicial, quasi-judicial, tribunal, arbitration or mediation body, or by or before a Governmental Authority, in each case involving Merck, a Merck Subsidiary, a Merck Indemnitee (but only if in a capacity entitling such Person to the rights of a Merck Indemnitee), Organon, an Organon Subsidiary, or an Organon Indemnitee (but only if in a capacity entitling such Person to the rights of an Organon Indemnitee), in each case other than any such matter solely between Merck or any Merck Subsidiaries, on the one hand, and Organon or any Organon Subsidiaries, on the other hand, arising with respect to a controversy, dispute or claim under this Agreement or any Transaction Document.

“Record Date” means the close of business on the date to be determined by the Merck board of directors as the record date for determining holders of Merck Common Shares entitled to participate in the Distribution.

“Record Holders” means the holders of record of Merck Common Shares as of the Record Date.

“Records Facility” has the meaning set forth in Section 6.03(a).

“Registration Statement” means the registration statement on Form 10 filed under the Exchange Act on May 7, 2021, pursuant to which the Organon Common Stock to be distributed in the Distribution has been registered, together with all amendments and supplements thereto.

“Regulatory Agreements” means the Regulatory Agreement for Organon Products and the Regulatory Agreement for Merck Products to be entered into by and between Merck and Organon or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Representatives” has the meaning set forth in Section 6.08(a).

“Retained Names and Marks” has the meaning set forth in Section 5.07.

“Sanctioned Country Assets” has the meaning set forth in Section 2.04(d).

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Security Regulations” has the meaning set forth in Section 6.11(a).

“Separation” has the meaning set forth in the Recitals.

“Shared Existing Proceeding” has the meaning set forth in Section 5.04(b).

“STAIRS Plan” means the plan, as mutually agreed by Organon and Merck (or their respective Affiliates, as applicable), that details the transfer of Marketing Authorizations, the name change of the holder of the Marketing Authorizations, site name changes, legal entity name and address changes, and artwork changes in connection with the Separation.

“Stored Records” has the meaning set forth in Section 6.03(a).

“Subsidiary” or “subsidiary” shall mean, with respect to any Person, any Business Entity of which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such Business Entity; (B) the total combined equity interests; or (C) the capital or profit interests, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Systems” has the meaning set forth in Section 6.11(a).

“Tangible Information” means Information that is contained in written, electronic or other tangible forms.

“Tax” means: (i) any income, net income, gross income, gross receipts, profits, capital stock, franchise, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, customs duties, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any Tax Authority, and any interest, penalties, additions to tax or additional amounts with respect to the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers, and including any liability of either Party and its respective Affiliates for payment of any amounts described in the foregoing as a result of any express or implied obligation to indemnify any other Person; and (ii) any Employment Tax.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into by and between Merck and Organon in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Territory” means all countries of the world, and their respective territories and possessions, but excluding Venezuela.

“Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 4.05(a).

“TMO Lead” has the meaning set forth in Section 7.02(a).

“TMO Team” has the meaning set forth in Section 7.01.

“Trademarks” means all trademarks, trade names, brand names, domain names, service marks, trade dress, logos and all other source indicators, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith.

“Transaction Documents” means all agreements entered into by the Parties or their Subsidiaries (but as to which no Third Party is a party) in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, including the agreements set forth on Schedule 1.01(p), which shall include, without limitation, the Conveyance and Assumption Instruments, the Data Sharing Agreement, the Employee Matters Agreement, the IP License Agreements, the Manufacturing Governance Agreement, the Pharmacovigilance Agreements, the Regulatory Agreements, the Tax Matters Agreement and the Transition Services Agreements.

“Transferred Entities” means the entities set forth on Schedule 1.01(q) (including such entities as they may subsequently renamed, and including such entities’ successors and assigns).

“Transition Services Agreements” means the Merck to Organon Transition Services Agreement and the Organon to Merck Transition Services Agreement to be entered into by and between Merck and Organon or their respective Subsidiaries in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

ARTICLE II

THE SEPARATION

Section 2.01 Governance and Listing of Organon.

(a) Adoption of Organon’s Charter and Bylaws. On or prior to the Distribution Date, Merck and Organon shall take all necessary actions so that, as of the Effective Time, the Certificate of Incorporation and the Bylaws shall be the certificate of incorporation and bylaws of Organon.

(b) Organon’s Directors and Officers. On or prior to the Distribution Date, Merck and Organon shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Organon shall be those set forth in the Information Statement mailed to the Record Holders prior to the Effective Time, unless otherwise agreed by the Parties; and (ii) Organon shall have such other officers as Organon shall appoint, in each case until their respective successors are elected and qualified, or until their earlier resignation or removal.

(c) NYSE Listing. Organon shall prepare and file, and shall use commercially reasonable efforts to have approved prior to the Effective Time, an application for the listing of the Organon Common Stock to be distributed in the Distribution and the shares of Organon Common Stock to be reserved for issuance pursuant to any director or employee benefit plan or arrangement on the NYSE (and such other stock exchanges as may be necessary or desirable), subject to official notice of distribution.

Section 2.02 The Separation. The Parties acknowledge and agree that the Separation is intended to result in Organon owning the Organon Assets and assuming the Organon Liabilities as set forth below in this Article II and in the applicable Transaction Documents. Subject to Sections 2.03, 2.04 and 2.05, on or prior to the Distribution Date, in accordance with the plan of Separation for Organon:

(a) Transfer and Assignment of Organon Assets. Merck shall, and shall cause the applicable Merck Subsidiaries to, contribute, assign, transfer, convey and deliver to Organon or the applicable Organon Subsidiaries, and Organon or such Organon Subsidiaries shall accept from Merck and the applicable Merck Subsidiaries, all of Merck’s and such Merck Subsidiaries’ respective direct or indirect rights, title and interest in and to all of the Organon Assets, including all of the outstanding shares of capital stock or other ownership interests in the Transferred Entities, which shall result in Organon owning directly or indirectly all of the Transferred Entities (it being understood that if an Organon Asset shall be held by a Transferred Entity or a Subsidiary of a Transferred Entity, such Organon Asset may be assigned, transferred, conveyed and delivered for all purposes hereunder as a result of the transfer of all or substantially all of the equity interests in such Transferred Entity to Organon or an Organon Subsidiary).

(b) Acceptance and Assumption of Organon Liabilities. Organon and the applicable Organon Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill all of the Organon Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such Organon Liabilities arose or against whom they are asserted. Organon and the applicable Organon Subsidiaries shall be responsible for all Organon Liabilities, regardless of when or where such Organon Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such Organon Liabilities are asserted or determined (including any such Organon Liabilities arising out of claims made by Merck’s or Organon’s respective Subsidiaries or Affiliates or by Representatives of Merck or Organon or their respective Subsidiaries or Affiliates against either Party or any of its Subsidiaries or Affiliates) or whether asserted or determined prior to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, gross negligence, willful misconduct, bad faith, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives. The assumption by Organon and the applicable Organon Subsidiaries of the Organon Liabilities is in partial consideration for the Organon Assets being transferred to them in connection with the Separation.

(c) Transfer and Assignment of Merck Assets. Merck and Organon shall cause Organon and any Business Entity that shall be an Organon Subsidiary after the Effective Time to contribute, assign, transfer, convey and deliver to Merck or a Business Entity designated by Merck that shall be a Merck Subsidiary after the Effective Time all of Organon’s and such Organon Subsidiary’s respective direct or indirect rights, title and interest in and to all Merck Assets held by Organon or an Organon Subsidiary.

(d) Acceptance and Assumption of Merck Liabilities. Merck and the applicable Merck Subsidiaries shall accept, assume and agree faithfully to perform, discharge and fulfill, all of the Merck Liabilities held by Organon or any Business Entity that shall be an Organon Subsidiary after the Effective Time, and Merck and the applicable Merck Subsidiaries shall be responsible for all of such Merck Liabilities in accordance with their respective terms, without regard for the manner in which or circumstances under which such Merck Liabilities arose or against whom they are asserted. Merck and the applicable Merck Subsidiaries shall be responsible for all Merck Liabilities, regardless of when or where such Merck Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or after the Effective Time, regardless of where or against whom such Merck Liabilities are asserted or determined (including any such Merck Liabilities arising out of claims made by Merck’s or Organon’s respective Subsidiaries or Affiliates or by Representatives of Merck or Organon or their respective Subsidiaries or Affiliates) or whether asserted or determined prior to the Effective Time, and regardless of whether arising from or alleged to arise from negligence, gross negligence, willful misconduct, bad faith, recklessness, violation of Law, fraud or misrepresentation by either Party or any of its Subsidiaries or Affiliates or any of their respective Representatives.

Section 2.03 IOM and Deferred Markets.

(a) Deferral of Certain Transfers of Organon Assets and Organon Liabilities. The Parties acknowledge that due to the requirements of applicable Laws, the need to obtain certain Consents from Governmental Authorities or for other business reasons, the Parties have agreed to defer until after the Effective Time the transfer of legal title to all or a portion of the Organon Assets and the assumption of all or a portion of the Organon Liabilities from Merck or the applicable Merck Subsidiary to Organon or the applicable Organon Subsidiary or designee in (i) each of the jurisdictions listed on Schedule 2.03(a)(i), where Merck is continuing to operate certain activities of the Organon Business pursuant to an Interim Operating Agreement (each, an “IOM Market”), and (ii) each of the jurisdictions listed on Schedule 2.03(a)(ii), where Merck is continuing to operate the Organon Business pursuant to a Deferred Market Agreement (each, a “Deferred Market” and the Organon Assets and Organon Liabilities in such Deferred Markets and the IOM Markets, the “Deferred Organon Local Businesses”). Notwithstanding the foregoing, any Deferred Organon Local Business shall continue to constitute Organon Assets or Organon Liabilities, as applicable, for all other purposes of this Agreement.

(b) Treatment of Deferred Organon Local Businesses. In each case, from and after the Effective Time, and until such time as the applicable Deferred Organon Local Business has been transferred to Organon or the applicable Organon Subsidiary or designee for the relevant IOM Market or Deferred Market subject and pursuant to the terms of the applicable Interim Operating Agreement or Deferred Market Agreement, (i) the Deferred Organon Local Business shall be held and operated by Merck or, where applicable, by a Merck Subsidiary or designee, in trust on behalf of and for the benefit of Organon or, where applicable, an Organon Subsidiary or designee; (ii) Merck (or, where applicable, a Merck Subsidiary or designee) shall pay, perform and discharge fully when due and payable the Liabilities of the Deferred Organon Local Business on behalf of and for the benefit of Organon or, where applicable, an Organon Subsidiary or designee pursuant to the terms of the applicable Interim Operating Agreement or Deferred Market Agreement; and (iii) insofar as reasonably practicable and to the extent permitted by applicable Law and subject to the terms of any Transaction Document related to such Deferred Organon Local Business, Merck (or, where applicable, a Merck Subsidiary or designee) shall take such other actions as may reasonably be requested by Organon, including sales price determination, supply chain planning and order fulfillment, so that all the benefits and burdens relating to such Deferred Organon Local Business, including expenses, use, risk of loss, profits and losses, potential for gain and control over such Deferred Organon Local Business, shall inure from and after the Effective Time to Organon or, where applicable, an Organon Subsidiary or designee. Except as otherwise provided in a relevant Transaction Document for such IOM Market or Deferred Market, the Parties agree that (A) Merck (or, where applicable, a Merck Subsidiary or designee) shall remit to Organon or an Organon Subsidiary or designee the amounts due in connection with the performance of each Deferred Organon Local Business; and (B) Organon or, where applicable, an Organon Subsidiary or designee shall reimburse Merck or a Merck Subsidiary or designee for all payments made in connection with the performance of each Deferred Organon Local Business and the discharge of any Liabilities in connection therewith.

Section 2.04 Delayed Transfers of Organon Assets and Organon Liabilities.

(a) Delayed Organon Transfers. Subject to Section 2.03, if and to the extent that the valid, complete and perfected transfer or assignment to Organon or an Organon Subsidiary or designee of any Organon Assets or the assumption by Organon or an Organon Subsidiary or designee of any Organon Liabilities would be a violation of applicable Law or requires a Consent that has not been obtained as of or prior to the Effective Time or the Local Closing Date, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to Organon or the applicable Organon Subsidiary or designee of such Organon Assets or the assumption by Organon or the applicable Organon Subsidiary or designee of such Organon Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained (any such Organon Asset, a “Delayed Organon Asset” and any such Organon Liability, a “Delayed Organon Liability”). Notwithstanding the foregoing, any Delayed Organon Assets or Delayed Organon Liabilities shall continue to constitute Organon Assets or Organon Liabilities, respectively, for all other purposes of this Agreement and the Transaction Documents, regardless of when such Delayed Organon Assets or Delayed Organon Liabilities are assumed by Organon or an Organon Subsidiary or designee. For the avoidance of doubt, subject to Section 2.12 for Mixed Contracts, any Organon Contract requiring a Consent by a third party that, following the Distribution Date, does not provide its Consent shall be deemed a Delayed Organon Asset.

(b) Treatment of Delayed Organon Assets and Delayed Organon Liabilities. Subject to Section 2.03, from and after the Effective Time, and until such time as the applicable Delayed Organon Asset or Delayed Organon Liability has been transferred to Organon or the applicable Organon Subsidiary or designee, (i) the Delayed Organon Assets shall be held by Merck or, where applicable, by a Merck Subsidiary or designee, in trust on behalf of and for the benefit of Organon or, where applicable, an Organon Subsidiary or designee; (ii) Merck or, where applicable, a Merck Subsidiary or designee shall pay, perform and discharge fully when due and payable the Delayed Organon Liabilities on behalf of and for the benefit of Organon or, where applicable, an Organon Subsidiary or designee; and (iii) insofar as reasonably practicable and to the extent permitted by applicable Law, Merck or, where applicable, a Merck Subsidiary or designee shall take such other actions as may reasonably be requested by Organon so that all the benefits and burdens relating to such Delayed Organon Assets and Delayed Organon Liabilities, including expenses, use, risk of loss, profits and losses, potential for gain and control over such Delayed Organon Assets and Delayed Organon Liabilities, shall inure from and after the Effective Time to Organon or, where applicable, an Organon Subsidiary or designee. The Parties agree that (A) Merck or, where applicable, a Merck Subsidiary or designee shall remit to Organon or an Organon Subsidiary or designee the amounts due in connection with the performance of each Delayed Organon Asset or Delayed Organon Liability; and (B) Organon or, where applicable, an Organon Subsidiary or designee shall reimburse Merck or a Merck Subsidiary or designee for all payments made in connection with the performance or discharge, as applicable, of each Delayed Organon Asset or Delayed Organon Liability.

(c) Transfer of Delayed Organon Assets and Delayed Organon Liabilities. Merck or, where applicable, a Merck Subsidiary or designee shall use its commercially reasonable efforts (at Organon’s cost and expense) to obtain any required Consent for the transfer of any Delayed Organon Asset or Delayed Organon Liability. When and as the Parties agree, from time to time, subject to Section 2.03 and provided that, as of such agreed-upon time (i) the necessary Consents for the applicable Delayed Organon Asset or Delayed Organon Liability shall have been obtained; and (ii) the assumption by Organon or an Organon Subsidiary or designee of the applicable Delayed Organon Asset or Delayed Organon Liability is not at such time a violation of applicable Law (or, in the case of a Deferred Organon Local Business, if later, upon the Local Closing):

(A) Merck shall, and shall cause each Merck Subsidiary to, contribute, assign, transfer, convey and deliver to Organon or such Organon Subsidiaries or designees as Organon may determine, and Organon shall, and shall cause such Organon Subsidiaries or designees to, accept from Merck and the Merck Subsidiaries all of Merck’s and the Merck Subsidiaries’ respective rights, title and interest in and to such Delayed Organon Assets; and

(B) Organon shall, and shall cause such Organon Subsidiaries or designees as Organon may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed Organon Liabilities, in accordance with their terms.

This Section 2.04(c) shall apply mutatis mutandis to each Local Closing of a Deferred Organon Local Business.

(d) Sanctioned Countries. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge that any transfer or assignment from Merck or a Merck Subsidiary to Organon or an Organon Subsidiary of any patents or trademarks from Cuba, Iran or North Korea that would otherwise comprise Organon Assets (to the extent any such assets exist as of the Effective Date, “Sanctioned Country Assets”), and any grant of any licensing rights from Merck or a Merck Subsidiary to Organon or an Organon Subsidiary to Sanctioned Country Assets (which would, for purposes of licensing rights only, include any patents or trademarks from Syria), require and is subject to prior authorization from the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”). When and as the Parties agree, Organon shall have the right to request that Merck or its Affiliate use commercially reasonable efforts to submit to OFAC a request for authorization to assign and transfer and/or to grant a license to the relevant Sanctioned Country Assets, as appropriate, at Organon’s cost and expense.

(e) Venezuelan Assets. The Parties recognize that no commercial activities relating to Organon Products are being conducted in Venezuela as of the Effective Time nor have been for the three (3)-year period prior thereto. In addition, notwithstanding anything to the contrary in this Agreement or the IP License Agreements, the Parties acknowledge that any transfer or assignment from Merck or a Merck Subsidiary to Organon or an Organon Subsidiary of any patents or trademarks from Venezuela that would otherwise comprise Organon Assets, and any grant of any licensing rights from Merck or a Merck Subsidiary to Organon or an Organon Subsidiary to such assets, requires and is subject to prior authorization from OFAC. As a result, notwithstanding anything to the contrary herein or in any other Transaction Document, no rights, assets or liabilities in Venezuela are being transferred pursuant to this Agreement or otherwise. In the event that conditions in Venezuela change, allowing for the resumption of commercial activities in Venezuela, Organon shall have the right to request that Merck or the applicable Merck Subsidiary use commercially reasonable efforts to apply for appropriate licenses to permit the transfer or license of any such assets in Venezuela to Organon or the applicable Organon Subsidiary or designee, at Organon’s cost and expense.

Section 2.05 Delayed Transfers of Merck Assets and Merck Liabilities.

(a) Delayed Merck Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to Merck or a Merck Subsidiary or designee of any Merck Assets or the assumption by Merck or a Merck Subsidiary or designee of any Merck Liabilities would be a violation of applicable Law or require a Consent that has not been obtained as of or prior to the Effective Time or the Local Closing Date, as applicable, then, unless the Parties shall otherwise mutually agree, the transfer or assignment to Merck or the applicable Merck Subsidiary or designee of such Merck Assets or the assumption by Merck or the applicable Merck Subsidiary or designee of such Merck Liabilities shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consent is obtained (any such Merck Asset, a “Delayed Merck Asset” and any such Merck Liability, a “Delayed Merck Liability”). Notwithstanding the foregoing, any Delayed Merck Assets or Delayed Merck Liabilities shall continue to constitute Merck Assets or Merck Liabilities, respectively, for all other purposes of this Agreement and the Transaction Documents, regardless of when such Delayed Merck Assets or Delayed Merck Liabilities are assumed by Merck or a Merck Subsidiary or designee.

(b) Treatment of Delayed Merck Assets and Delayed Merck Liabilities. Except as otherwise provided herein or in any Transaction Document, from and after the Effective Time, and until such time as the applicable Delayed Merck Asset or Delayed Merck Liability has been transferred to Merck or the applicable Merck Subsidiary or designee, (i) the Delayed Merck Assets shall be held by Organon or, where applicable, by an Organon Subsidiary or designee, in trust on behalf of and for the benefit of Merck or, where applicable, a Merck Subsidiary or designee; (ii) Organon or, where applicable, an Organon Subsidiary or designee shall pay, perform and discharge fully when due and payable the Delayed Merck Liabilities on behalf of and for the benefit of Merck or, where applicable, a Merck Subsidiary or designee; and (iii) insofar as reasonably practicable and to the extent permitted by applicable Law, Organon or, where applicable, an Organon Subsidiary or designee shall take such other actions as may reasonably be requested by Merck so that all the benefits and burdens relating to such Delayed Merck Assets and Delayed Merck Liabilities, including expenses, use, risk of loss, profits and losses, potential for gain and control over such Delayed Merck Assets and Delayed Merck Liabilities, shall inure from and after the Effective Time to Merck or, where applicable, a Merck Subsidiary or designee. The Parties agree that (A) Organon or, where applicable, an Organon Subsidiary or designee shall remit to Merck or a Merck Subsidiary or designee the amounts due in connection with the performance of each Delayed Merck Asset or Delayed Merck Liability; and (B) Merck or, where applicable, a Merck Subsidiary or designee shall reimburse Organon or an Organon Subsidiary or designee for all payments made in connection with the performance or discharge, as applicable, of each Delayed Merck Asset or Delayed Merck Liability.

(c) Transfer of Delayed Merck Assets and Delayed Merck Liabilities. Organon or, where applicable, an Organon Subsidiary or designee shall use its commercially reasonable efforts (at Merck’s cost and expense) to obtain any required Consent for the transfer of any Delayed Merck Asset or Delayed Merck Liability. When and as the Parties agree and provided that, as of such agreed-upon time (i) the necessary Consents for each Delayed Merck Asset or Delayed Merck Liability shall have been obtained; and (ii) the assumption by Merck or a Merck Subsidiary or designee of each Delayed Merck Asset or Delayed Merck Liability is not at such time a violation of applicable Law:

(A) Organon shall, and shall cause each Organon Subsidiary to, contribute, assign, transfer, convey and deliver to Merck or such Merck Subsidiaries or designees as Merck may determine, and Merck shall, and shall cause such Merck Subsidiaries or designees to, accept from Organon and the Organon Subsidiaries all of Organon’s and the Organon Subsidiaries’ respective rights, title and interest in and to such Delayed Merck Assets; and

(B) Merck shall, and shall cause such Merck Subsidiaries or designees as Merck may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such Delayed Merck Liabilities, in accordance with their terms.

Section 2.06 Transaction Documents. Prior to the Effective Time, the Parties shall execute and deliver, or where applicable shall cause their respective Subsidiaries to execute and deliver, the Transaction Documents, provided, however, that if this Article II calls for a Transaction Document to be executed and delivered on or as of a later time, it shall be executed and delivered on or as of such later time.

Section 2.07 Disclaimer of Representations and Warranties.

(a) EACH OF MERCK (ON BEHALF OF ITSELF AND EACH OF THE MERCK SUBSIDIARIES) AND ORGANON (ON BEHALF OF ITSELF AND EACH OF THE ORGANON SUBSIDIARIES) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT, NO PERSON (INCLUDING ANY PARTY TO THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR OTHERWISE), IS: (X) REPRESENTING OR WARRANTING TO ANY OTHER PERSON IN ANY WAY AS TO (I) THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED, LICENSED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY; (II) ANY APPROVALS OR NOTIFICATIONS REQUIRED IN CONNECTION HEREWITH OR THEREWITH; (III) THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY; (IV) THE ABSENCE OR PRESENCE OF ANY DEFENSES TO OR RIGHT OF SETOFF AGAINST OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY PROCEEDING OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF EITHER PARTY; OR (V) THE LEGAL SUFFICIENCY OF ANY CONVEYANCE AND ASSUMPTION INSTRUMENTS OR ANY OTHER TRANSACTION DOCUMENT TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING OF SUCH CONVEYANCE AND ASSUMPTION INSTRUMENTS OR SUCH OTHER TRANSACTION DOCUMENTS; OR (Y) MAKING ANY OTHER REPRESENTATIONS OR GRANTING ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED OR LICENSED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES OR LICENSEES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (A) ANY CONVEYANCE AND ASSUMPTION INSTRUMENT OR ANY OTHER TRANSACTION DOCUMENT MAY PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ALL SECURITY INTERESTS; AND (B) ANY NECESSARY CONSENTS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, AGREEMENTS, SECURITY INTERESTS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b) Each of Merck (on behalf of itself and each of the Merck Subsidiaries) and Organon (on behalf of itself and each of the Organon Subsidiaries) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.07(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Merck or any of the Merck Subsidiaries, on the one hand, and Organon or any of the Organon Subsidiaries, on the other hand, are jointly or severally liable for any Organon Liability or any

Merck Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Transaction Documents (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Organon hereby waives compliance by itself and each and every Organon Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Organon Assets to Organon or an Organon Subsidiary.

(d) Merck hereby waives compliance by itself and each and every Merck Subsidiary with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any and all of the Merck Assets to Merck or a Merck Subsidiary.

Section 2.08 Financing Arrangements; Organon Repayment; Use of Proceeds.

(a) Financing Arrangements. Prior to the Effective Time, the Financing Arrangements shall have been consummated. Merck and Organon agree to take all necessary actions to assure the full release and discharge of Merck and each of the Merck Subsidiaries from all obligations thereunder as of no later than the Effective Time.

(b) Organon Repayment. Prior to the Effective Time, Organon shall repay certain intercompany loans outstanding to Merck or a Merck Subsidiary in an amount equal to the sum of $7,034,500,320 and €1,981,254,500 in connection with the Separation and the Distribution (together, the “Closing Date Repayment”).

(c) Preparation of Materials. Prior to the Effective Time, Merck and Organon shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Financing Arrangements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the financing under any of the Financing Arrangements.

Section 2.09 Termination of Agreements.

(a) Termination of Agreements Between Merck and Organon. Except as set forth in Section 2.09(b), the Parties agree that (i) all agreements, arrangements, commitments, courses of dealing or understandings, whether or not in writing, entered into prior to the Effective Time between or among Organon or an Organon Subsidiary, on the one hand, and Merck or a Merck Subsidiary, on the other hand, shall (except as set forth in clause (ii)) be terminated effective as of immediately prior to the Effective Time (including any provision thereof which purports to survive termination); and (ii) all agreements, arrangements, commitments, courses of dealing or understandings, whether or not in writing, entered into prior to a Local Closing of a Deferred Organon Local Business between or among a Transferred Entity that shall be transferred to Organon or a Organon Subsidiary after the Effective Time as part of a Local Closing of a Deferred Organon Local Business, on the one hand, and Merck or a Merck Subsidiary, on the other hand, shall be terminated effective as of immediately prior to such Local Closing (including any provision thereof which purports to survive termination); provided that the provisions of this Section 2.09(a) shall not terminate any rights or obligations (A) between Merck and any of the Merck Subsidiaries; or (B) between Organon and any of the Organon Subsidiaries. For the avoidance of doubt, no Party or any Subsidiary thereof shall have any Liability to any other Party or any of its Subsidiaries based upon, arising out of or resulting from any agreement, arrangement, commitment, course of dealing or understanding terminated in accordance with this Section 2.09(a), and any such Liability is hereby irrevocably canceled, released and waived effective as of the time of such termination.

(b) Exceptions. The provisions of Section 2.09(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Transaction Documents; (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.09(b)(ii) or otherwise entered into between an Organon Subsidiary and Merck Subsidiary expressly in anticipation of the Separation; (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party; (iv) any agreements, arrangements, commitments or understandings, including any Mixed Contracts, to which any non-wholly owned Subsidiary of Merck or Organon, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests shall be disregarded for purposes of determining whether a Subsidiary is wholly owned); and (v) intercompany trade and other current payables and receivables (excluding the current portion of intercompany debt and notes) that exist as of immediately prior to the Effective Time (or, in the case of any Deferred Organon Local Business, as of immediately prior to the Local Closing Date), as contemplated by Section 2.10(a). To the extent that the rights and obligations of Merck or a Merck Subsidiary under any agreements, arrangements, commitments or understandings not terminated under this Section 2.09 constitute Organon Assets or Organon Liabilities, they shall be assigned or assumed by Organon or the applicable Organon Subsidiary or designee pursuant to this Agreement.

Section 2.10 Settlement of Accounts between Merck and Organon.

(a) Except as otherwise set forth on Schedule 2.10, Merck and Organon shall cause all intercompany debt and notes (i) as to which there are no Third Parties; and (ii) that are between Merck or a Merck Subsidiary, on the one hand, and Organon or an Organon Subsidiary, on the other hand, that exist as of immediately prior to the Effective Time (or, in the case of any Deferred Organon Local Business, as of immediately prior to the Local Closing Date), as of immediately prior to the Effective Time (or, as applicable, such Local Closing Date), to be settled, capitalized or cancelled so that such intercompany debt and notes are no longer between Merck or a Merck Subsidiary, on the one hand, and Organon or an Organon Subsidiary, on the other hand, in each case in the manner determined prior to the Effective Time (or, as applicable, such Local Closing Date) by duly authorized representatives of Merck and Organon. Intercompany trade and other payables and receivables that exist as of immediately prior to the Effective Time (or, in the case of any Deferred Organon Local Business, as of immediately prior to the Local Closing Date) will be settled (x) as may be determined by Merck prior to the Effective Time and (y) with respect to any such intercompany trade and other payables and receivables that survive the Effective Time, as may be mutually agreed by Merck and Organon.

(b) Merck and Organon each agrees to take, or cause their respective Subsidiaries to take, prior to the Effective Time (or, in the case of any Deferred Organon Local Business, as of prior to the Local Closing Date), all actions necessary to amend all Organon Contracts governing each bank and brokerage account owned by Organon or an Organon Subsidiary (collectively, the “Organon Accounts”), so that such Organon Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Merck or a Merck Subsidiary (collectively, the “Merck Accounts”) are de-linked from the Merck Accounts effective at or prior to the Effective Time (or, as applicable, at or prior to the Local Closing Date).

(c) With respect to any outstanding checks issued by Merck, Organon, or any of their respective Subsidiaries prior to the Effective Time (or, in the case of any Transferred Entity transferred as part of a Deferred Organon Local Business, prior to the Local Closing Date), such outstanding checks shall be honored following the Effective Time (or, as applicable, following the Local Closing Date) by the Person owning the account on which the check is drawn.

(d) As between Merck and Organon (and their respective Subsidiaries) all payments and reimbursements received after the Effective Time by either Party (or any of its Subsidiaries) in respect or satisfaction of a business, Asset or Liability of the other Party (or any of its Subsidiaries), shall be held by such Party in trust on behalf of and for the benefit of the Party entitled thereto and, as promptly as commercially practicable or as otherwise agreed between the Parties (including, in the case of any Deferred Organon Local Business, in accordance with Section 2.03), upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause its applicable Subsidiary to pay over, to the other Party the amount of such payment or reimbursement in accordance with other Transaction Documents.

(e) The Parties agree that, prior to the Effective Time, Merck or any Merck Subsidiary may, unless and except as the Parties have agreed otherwise in writing, withdraw any and all cash or cash equivalents from the Organon Accounts for the benefit of Merck or any Merck Subsidiary and any such cash or cash equivalents so withdrawn shall be a Merck Asset notwithstanding anything to the contrary contained herein.

Section 2.11 Novation of Liabilities; Release of Guarantees.

(a) Novation of Organon Liabilities.

(i) Each of Merck and Organon, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all Organon Liabilities and obtain in writing the unconditional release of Merck and each Merck Subsidiary that is a party to any such arrangements, so that, in any such case, Organon and the designated Organon Subsidiaries shall be solely responsible for such Organon Liabilities; provided, however, that, except as otherwise expressly provided in the Transaction Documents, neither Merck nor Organon (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority (which shall be payable by Organon) from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If Merck or Organon is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, Merck or the applicable Merck Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, Organon shall, pay, perform and discharge fully when due and payable all the obligations or other Liabilities of Merck or such Merck Subsidiary, as the case may be, that constitute Organon Liabilities thereunder from and after the Effective Time, on behalf of and for the benefit of Merck or, where applicable, a Merck Subsidiary or designee. Organon or the applicable Organon Subsidiary or designee shall reimburse Merck or a Merck Subsidiary or designee for all payments made in connection with the performance and discharge of any Organon Liabilities. Merck shall pay over, or shall cause its applicable Subsidiary to pay over, to Organon all money, rights and other consideration received by it or a Merck Subsidiary in respect of Organon’s performance of such Liabilities on behalf of and for the benefit of Merck or, where applicable, a Merck Subsidiary or designee (unless any such consideration is a Merck Asset). Subject to Section 2.03 with respect to the Local Closing of a Deferred Organon Local Business, if and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, Merck or the applicable Merck Subsidiary shall promptly contribute, assign, transfer, convey and deliver to Organon or such Organon Subsidiaries or designees as Organon may determine, all of Merck’s and the Merck Subsidiaries’ respective rights, title and interest in and to such obligations, and Organon shall, and shall cause such Organon Subsidiaries or designees as Organon may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such obligations, in accordance with their terms.

(b) Novation of Merck Liabilities.

(i) Each of Merck and Organon, at the request of the other Party, shall use commercially reasonable efforts to obtain, or cause to be obtained, any Consent, substitution, approval or amendment required to novate or assign all Merck Liabilities and obtain in writing the unconditional release of Organon and each Organon Subsidiary that is a party to any such arrangements, so that, in any such case, Merck and the designated Merck Subsidiaries shall be solely responsible for such Merck Liabilities; provided, however, that, except as otherwise expressly provided in the Transaction Documents, neither Merck nor Organon (nor any of their respective Subsidiaries) shall be obligated to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority (which shall be payable by Merck) from whom such Consents, substitutions, approvals, amendments, terminations or releases are requested.

(ii) If Merck or Organon is unable to obtain, or to cause to be obtained, any such required Consent, substitution, approval, amendment, termination or release, Organon or the applicable Organon Subsidiary shall continue to be bound by such arrangement and, unless not permitted by the terms thereof or by Law, Merck shall, pay, perform and discharge fully when due and payable all the obligations or other Liabilities of Organon or such Organon Subsidiary, as the case may be, that constitute Merck Liabilities thereunder from and after the Effective Time, on behalf of and for the benefit of Organon or, where applicable, an Organon Subsidiary or designee. Merck or the applicable Merck Subsidiary or designee shall reimburse Organon or an Organon Subsidiary or designee for all payments made in connection with the performance and discharge of any Merck Liabilities. Organon shall pay over, or shall cause its applicable Subsidiary to pay over, to Merck all money, rights and other consideration received by it or an Organon Subsidiary in respect of Merck’s performance of such Liabilities on behalf of and for the benefit of Organon or, where applicable, an Organon Subsidiary or designee (unless any such consideration is an Organon Asset). If and when any such Consent, substitution, approval, amendment, termination or release shall be obtained or the obligations under such arrangements shall otherwise become assignable or able to be novated, Organon or the applicable Organon Subsidiary shall promptly contribute, assign, transfer, convey and deliver to Merck or such Merck Subsidiaries or designees as Merck may determine, all of Organon’s and the Organon Subsidiaries’ respective rights, title and interest in and to such obligations, and Merck shall, and shall cause such Merck Subsidiaries or designees as Merck may determine to, accept, assume and agree faithfully to perform, discharge and fulfill such obligations, in accordance with their terms.

(c) Release of Guarantees.

(i) Except as set forth on Schedule 2.11(c)(i), each of Merck and Organon, at the request of the other Party, shall use commercially reasonable efforts, as soon as is reasonably practicable, to (A) have Organon or an Organon Subsidiary removed as guarantor of or obligor for any Merck Liability to the extent that such guarantees or obligations relate to Merck Liabilities, which shall include the removal of any Security Interest on or in any Organon Asset that may serve as collateral or security for any such Merck Liability; and (B) have Merck or a Merck Subsidiary removed as guarantor of or obligor for any Organon Liability to the extent that such guarantees or obligations relate to Organon Liabilities, which shall include the removal of any Security Interest on or in any Merck Asset that may serve as collateral or security for any such Organon Liability; provided, however, that, except as otherwise expressly provided in the Transaction Documents and without limiting the requirements under Section 2.11(c)(ii), the use of commercially reasonable efforts under this Section 2.11(c)(i) shall not obligate either Merck or Organon (nor any of their respective Subsidiaries) to contribute any capital, pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees to a Governmental Authority (which shall be payable by the non-guarantor or non-obligor Party) from whom such Consents, substitutions, amendments, terminations or releases are requested.

(ii) To the extent required to obtain a release from a guarantee or other obligation:

(A) of Merck or a Merck Subsidiary, Organon shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Merck Asset that may serve as collateral or security for any such Organon Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which Organon (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching; and

(B) of Organon or an Organon Subsidiary, Merck shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Organon Asset that may serve as collateral or security for any such Merck Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either with which Merck (1) would be reasonably unable to comply or (2) would not reasonably be able to avoid breaching.

(iii) With respect to the continuing guarantees or obligations which the Parties have agreed, subject to this Section 2.11(c)(iii), will continue following the Effective Time, and with respect to which Merck or Organon is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (i) and (ii) of this Section 2.11(c), (A) the Party or its relevant Subsidiary that has assumed the Liability underlying such guarantee or obligation shall use commercially reasonable efforts to prevent the guarantor or obligator from incurring any continuing Liability in respect of such guarantee or obligation, and shall indemnify and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto (in accordance with the provisions of Article IV) and shall or shall cause one of its Subsidiaries to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder on behalf of and for the benefit of such guarantor or obligor; and (B) each of Merck and Organon, on behalf of themselves and their respective Subsidiaries, agree not to renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or such Party’s Subsidiaries is or may be liable unless the other Party consents in writing or unless all obligations of such other Party and the Subsidiaries of such other Party with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party.

Section 2.12 Mixed Contracts; Mixed AR/AP.

(a) Mixed Contracts. Except as may otherwise be agreed by the Parties, in the case that any contract or agreement that is not transferred to Organon or an Organon Subsidiary at or prior to the Distribution Date inures to the benefit or burden of both the Merck Business and the Organon Business and, in Merck’s sole discretion, Organon demonstrates within 12 months following the Distribution Date that such contract or agreement is necessary to the Organon Business, then Merck shall use its commercially reasonable efforts to cause such contract or agreement to be: (i) assigned in relevant part to Organon or an Organon Subsidiary if so assignable; (ii) appropriately amended, prior to, on or after the Effective Time (or, in the case of a contract that inures to the benefit or burden of both Merck or a Merck Subsidiary, on the one hand, and a Transferred Entity that shall be transferred to Organon or a Organon Subsidiary after the

Effective Time as part of a Local Closing of a Deferred Organon Local Business, on the other hand, on or after such Local Closing); or (iii) replaced or otherwise addressed with suitable arrangements, in each case so that each Party or their respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations, burdens and Liabilities inuring to their respective businesses; provided, however, that in no event shall Merck or its Subsidiaries be required to assign or amend any contract in its entirety or to assign a portion of any contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled). If any such contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit that the Parties thereto derive from such contract and such contract is not replaced or otherwise addressed with suitable arrangements, Merck and Organon shall, and shall cause each of their respective Subsidiaries to, take such other reasonable and permissible actions to cause (at Organon’s cost and expense) the following for two years after the 12 months following the Distribution Date, or such other term as the Parties shall mutually agree: (A) the Assets associated with that portion of each such contract that relates to the Organon Business to be enjoyed by Organon or an Organon Subsidiary; (B) the Liabilities associated with that portion of each such contract that relates to the Organon Business to be borne by Organon or an Organon Subsidiary; (C) the Assets associated with that portion of each such contract that relates to the Merck Business to be enjoyed by Merck or a Merck Subsidiary; and (D) the Liabilities associated with that portion of each such contract that relates to the Merck Business to be borne by Merck or a Merck Subsidiary.

(b) Mixed AR/AP. Except as may otherwise be agreed by the Parties, the Parties shall not seek to assign any account receivable or account payable relating to both the Merck Business and the Organon Business and all Assets and Liabilities associated with such accounts receivable and accounts payable shall be retained by Merck.

(c) No Payments. Except for payments required in accordance with the performance of the applicable Mixed Contract, nothing in this Section 2.12 shall require either Party or any of its Subsidiaries to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party or any of the other Party’s Subsidiaries), incur any obligation or grant any concession for the benefit of the other Party or any of the other Party’s Subsidiaries, in each case, in order to effect any transaction (other than the pass-through of benefits and burdens of the applicable portions of the Mixed Contracts in accordance with this Section 2.12).

Section 2.13 Quarterly Adjustments in Certain Markets. The Parties acknowledge that the payment of a quarterly adjustment for any calendar quarter is expected to align with the timing of actual cash collections by Merck and its Affiliates from customers of the Organon Business during such calendar quarter. Where the timing of actual cash collections by Merck and its Affiliates from customers of the Organon Business is different from the timing of cash transfers from Merck and its Affiliates to Organon and its Affiliates under the terms of any agreement set forth on Schedule 2.13, either Party may request an earlier payment or delay of a payment due under such agreement. Both Parties shall consider any such request in good faith, provided that such payment amounts are greater than five million dollars (USD $5 million) for any country.

Section 2.14 Further Assurances.

(a) Additional Actions. Except as set forth in Section 3.04 and Article IX, in addition to the actions specifically provided for elsewhere in this Agreement, each Party shall, and shall cause each of its respective Subsidiaries to, use commercially reasonable efforts, prior to and after the Effective Time to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary or advisable under applicable Laws and agreements to consummate the transactions contemplated by this Agreement and the Transaction Documents as promptly as reasonably practicable (including, for the avoidance of doubt, the transfer of any Assets or Liabilities that are allocated to a Party hereunder and that have not yet been transferred); provided, however, that neither Merck nor Organon (nor any of their respective Subsidiaries) shall be obligated under this Section 2.14(a) to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(b) Cooperation. Without limiting the foregoing and except to the extent otherwise contemplated in connection with a Deferred Organon Local Business under Section 2.03, prior to and after the Effective Time, each Party shall, and shall cause each of its Subsidiaries to, cooperate with the other Party without any further consideration to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all Conveyance and Assumption Instruments and to make all filings with, and to obtain all Consents of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the Transaction Documents and the transfers of the Organon Assets and the Merck Assets and the assignment and assumption of the Organon Liabilities and the Merck Liabilities as contemplated by this Agreement and the other transactions contemplated hereby and thereby; provided, however, that neither Merck nor Organon (nor any of their respective Subsidiaries) shall be obligated under this Section 2.14(b) to pay any consideration, grant any concession or incur any additional Liability to any Third Party other than ordinary and customary fees paid to a Governmental Authority.

(c) Misallocations. Except to the extent otherwise contemplated in connection with a Deferred Organon Local Business under Section 2.03, a Delayed Organon Asset or Delayed Organon Liability under Section 2.04 or a Delayed Merck Asset or Delayed Merck Liability under Section 2.05, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise possess, or become aware of a third party’s possession of, any Asset that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Transaction Document, the first Party shall use its commercially reasonable efforts to promptly transfer, or cause its Subsidiary or instruct such third party to transfer, such Asset to the Party so entitled thereto or such Party’s Subsidiary or designee and such Party or such Party’s Subsidiary or designee shall accept such Asset; provided that, the terms of this Section 2.14(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or any Transaction Document. Except to the extent otherwise contemplated in connection with a Deferred Organon Local Business under Section 2.03, a Delayed Organon Asset or Delayed Organon Liability under

Section 2.04 or a Delayed Merck Asset or Delayed Merck Liability under Section 2.05, in the event that, at any time or from time to time (whether prior to, at or after the Effective Time), one Party or any of its Subsidiaries shall receive or otherwise assume any Liability that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Transaction Document, the first Party shall use its commercially reasonable efforts to promptly transfer, or cause its Subsidiary to transfer, such Liability to the Party so entitled thereto or such Party’s Subsidiary or designee, and such Party or such Party’s Subsidiary or designee shall accept, assume and agree faithfully to perform such Liability; provided that, the terms of this Section 2.14(c) are not intended to limit or otherwise modify in any way the Parties’ rights and obligations under this Agreement or any Transaction Document. The Parties also agree that, if a Party or any of its Subsidiaries possesses any Asset or Liability that is allocated to the other Party or any Subsidiary of such other Party pursuant to this Agreement or any Transaction Document, such Asset or Liability shall nonetheless be treated as an Asset or Liability of the Party to which it is allocated.

ARTICLE III

THE DISTRIBUTION

Section 3.01 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to NYSE. Merck shall, to the extent possible, give the NYSE not less than 10 days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Securities Law Matters. Organon shall file any amendments or supplements to the Registration Statement as may be necessary or advisable in order to cause the Registration Statement to become and remain effective as required by the Commission or federal, state or other applicable securities Laws. Merck and Organon shall cooperate in preparing, filing with the Commission and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Transaction Documents. Merck and Organon shall take all such action as may be necessary or advisable under the securities or blue sky Laws of the United States (and any comparable Laws under any non-United States jurisdiction) in connection with the transactions contemplated by this Agreement and the Transaction Documents.

(c) Mailing of Information Statement or Notice of Internet Availability of Information Statement. Merck shall, as soon as is reasonably practicable after the Registration Statement is declared effective under the Exchange Act and the board of directors of Merck has approved the Distribution, cause the Information Statement or a notice of internet availability of the Information Statement to be mailed to the Record Holders.

(d) The Distribution Agent. Merck shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(e) Stock-Based Employee Benefit Plans. At or prior to the Effective Time, Merck and Organon shall take all actions as may be necessary to approve the stock-based employee benefit plans of Organon in order to satisfy the requirements of Rule 16b-3 under the Exchange Act and the applicable rules and regulations of the NYSE.

(f) Satisfying Conditions to Distribution. Without limiting Section 3.04, Merck and Organon shall cooperate to cause the conditions to the Distribution set forth in this Article III to be satisfied and to effect the Distribution at the Effective Time.

Section 3.02 The Distribution. Subject to the terms and conditions contained herein:

(a) Delivery of Organon Common Stock. On or prior to the Distribution Date, Merck shall deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding shares of Organon Common Stock as is necessary to effect the Distribution.

(b) Effective Time of Distribution. The Distribution shall be effective at the Effective Time.

(c) Distribution of Shares and Cash. Merck shall instruct the Agent to distribute, as soon as practicable following the Effective Time, to each Record Holder the following:

(i) one-tenth of a share of Organon Common Stock for each Merck Common Share held by such Record Holder as of the Record Date (the number of shares of Organon Common Stock received for each Merck Common Share held by such Record Holder as of the Record Date, the “Distribution Ratio”); and

(ii) cash, if applicable, in lieu of fractional shares obtained in the manner provided in Section 3.03.

(d) Transfer Authorizations. Organon agrees to provide all book-entry transfer authorizations for shares of Organon Common Stock that Merck or the Agent shall require (after giving effect to Section 3.03) in order to effect the Distribution.

Section 3.03 Fractional Shares; Unclaimed Shares.

(a) No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Organon Common Stock shall be issued in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a shareholder of Organon. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.03, would be entitled to receive a fractional share interest of Organon Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. Merck shall instruct the Agent to determine the number of whole shares and fractional shares of Organon Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests and to distribute to each such Record Holder his, her or its ratable share of the total proceeds of such sale, after making appropriate deductions of the amounts required for United States federal income tax withholding purposes and after deducting any applicable transfer Taxes and the costs and expenses of such sale and distribution, including brokers fees and commissions. The sales of fractional shares shall occur as soon after the Effective Time as practicable as determined by the Agent. None of Merck, Organon or the Agent shall guarantee any minimum sale price for such fractional shares. Neither Merck nor Organon shall pay any interest on the proceeds from the sale of fractional shares. The Agent shall have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Merck or Organon.

(b) Beneficial Owners. Solely for purposes of computing fractional share interests pursuant to this Section 3.03, the beneficial owner of Merck Common Shares held of record in the name of a nominee in any nominee account shall be treated as the holder of record with respect to such shares.

(c) Unclaimed Stock or Cash. Any Organon Common Stock or cash in lieu of fractional shares with respect to Organon Common Stock that remain unclaimed by any Record Holder 180 days after the Distribution Date shall be delivered to Organon, Organon shall hold such Organon Common Stock for the account of such Record Holder and the Parties agree that all obligations to provide such Organon Common Stock and cash, if any, in lieu of fractional share interests shall be obligations of Organon, subject in each case to applicable escheat or other abandoned property Laws, and Merck shall have no Liability with respect thereto.

Section 3.04 Sole Discretion of Merck. Notwithstanding anything to the contrary set forth in this Agreement or in any Transaction Document, until the Effective Time, Merck shall have the sole discretion to determine whether to proceed with the Distribution and any and all terms of the Distribution, including the form, structure and terms of any transaction(s) or offering(s) to effect the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Merck may, in its sole discretion, determine the Distribution Date and may, at any time and from time to time until the Effective Time, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of the Distribution or terminating this Agreement pursuant to Article IX.

Section 3.05 Conditions to the Distribution.

(a) The Conditions. In addition to Merck’s rights under Section 3.04, the Distribution shall not occur unless each of the following conditions shall have been satisfied (or waived by Merck, in whole or in part, in its sole discretion):

(i) the transfer of the Organon Assets (other than any Delayed Organon Asset and any Organon Assets deferred as part of a Deferred Organon Local Business) and Organon Liabilities (other than any Delayed Organon Liability and any Organon Liabilities deferred as part of a Deferred Organon Local Business) contemplated to be transferred from Merck to Organon on or prior to the Distribution Date shall have occurred as contemplated by Section 2.02;

(ii) the Registration Statement shall have been declared effective by the Commission; no stop-order shall be in effect with respect thereto; no Proceeding for that purpose shall have been instituted or threatened by the Commission; and the Information Statement or notice of internet availability of the Information Statement shall have been mailed to the Record Holders;

(iii) Merck or a Merck Subsidiary shall have received the proceeds from the Closing Date Repayment and shall be satisfied in its sole discretion that, as of the Effective Time, it shall have no further Liability whatsoever under the Financing Arrangements (including in connection with any guarantees provided by Merck or a Merck Subsidiary thereunder);

(iv) the actions and filings with regard to securities and blue sky Laws of the United States (and any comparable Laws under any foreign jurisdictions) described in Section 3.01 shall have been taken and, where applicable, shall have become effective or been accepted;

(v) the Organon Common Stock to be distributed in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of issuance;

(vi) no order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Distribution or any of the other transactions related thereto, including the Separation, contemplated by this Agreement or any Transaction Document shall be in effect;

(vii) Merck shall have received an opinion from Baker & McKenzie LLP and Ernst & Young LLP that is in substance and form satisfactory to Merck in its sole discretion;

(viii) no events or developments shall have occurred or exist that, in the judgment of the board of directors of Merck, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other transactions contemplated by this Agreement or any Transaction Document;

(ix) the Parties shall have executed and delivered or, where applicable, shall have caused their respective Subsidiaries to execute and deliver, the Transaction Documents that are contemplated by this Agreement to be executed and delivered on or prior to the Effective Time; and

(x) an independent appraisal firm acceptable to Merck shall have delivered one or more opinions to the board of directors of Merck confirming the solvency and financial viability of Merck and Organon after consummation of the Distribution, and such opinions shall be acceptable to Merck in form and substance in Merck’s sole discretion and such opinions shall not have been withdrawn or rescinded.

(b) Conditions for Benefit of Merck. The foregoing conditions are for the sole benefit of Merck and not for the benefit of any other Person and shall not give rise to nor create any duty on the part of Merck or Merck’s board of directors to waive or not waive any such condition or in any way limit Merck’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in such Article IX. Any determination made by Merck prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.05 shall be conclusive and binding on the Parties hereto.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

Section 4.01 Releases.

(a) Organon Release of Merck. Except as provided in Section 4.01(c) and in the provisos to this Section 4.01(a), effective as of the Effective Time, Organon does hereby, for itself, each of the Organon Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of Organon or any of the Organon Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge: (1) Merck, each Merck Subsidiary, and their respective successors and assigns; and (2) all Persons who prior to the Effective Time have been shareholders, directors, officers, agents or employees of Merck or a Merck Subsidiary (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each such case from:

(i) all Organon Liabilities; and

(ii) all Liabilities existing or arising: (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Organon Business, the Organon Assets or the Organon Liabilities;

provided, however, that nothing in this Section 4.01(a) shall release the Persons released in this Section 4.01(a) from: (x) any Liability (or right or obligation in respect thereof) expressly allocated to Merck or a Merck Subsidiary in this Agreement (including the indemnification obligations in Section 4.03 and the contribution obligations in Section 4.07), any Transaction Document or any other agreement, arrangement, commitment or understanding to the extent expressly preserved by the express terms of this Agreement; (y) any Liability incurred in the ordinary course of business after the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 4.01(a), and, provided, further, that nothing in this Section 4.01(a) shall relieve any Person released in this Section 4.01(a) who, after the Effective Time, is a director, officer or employee of Organon or an Organon Subsidiary and is no longer a director, officer or employee of Merck or a Merck Subsidiary from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of Organon or any of the Organon Subsidiaries after the Effective Time.

(b) Merck Release of Organon. Except as provided in Section 4.01(c) and in the proviso to this Section 4.01(b), effective as of the Effective Time, Merck does hereby, for itself, each of the Merck Subsidiaries, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been directors, officers, agents or employees of Merck or any of the Merck Subsidiaries (in each case, in their respective capacities as such), remise, release and forever discharge: (1) Organon, each Organon Subsidiary, and their respective successors and assigns; and (2) all Persons who prior to the Effective Time have been shareholders, directors, officers, agents or employees of Organon or an Organon Subsidiary (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, in each case from:

(i) all Merck Liabilities; and

(ii) all Liabilities existing or arising: (A) in connection with the implementation of the Separation and the Distribution; or (B) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Merck Business, the Merck Assets or the Merck Liabilities;

provided, however, that nothing in this Section 4.01(b) shall release the Persons released in this Section 4.01(b) from: (x) any Liability (or right or obligation in respect thereof) expressly allocated to Organon or an Organon Subsidiary in this Agreement (including the indemnification obligations in Section 4.02 and the contribution obligations in Section 4.07), any Transaction Document or any other agreement, arrangement, commitment or understanding to the extent expressly preserved by the express terms of this Agreement; (y) any Liability incurred in the ordinary course of business after the Effective Time; or (z) any Liability the release of which would result in the release of any Person other than the Persons released in this Section 4.01(b) and, provided, further, that nothing in this Section 4.01(b) shall relieve any Person released in this Section 4.01(b) who, after the Effective Time, is a director, officer or employee of Merck or a Merck Subsidiary and is no longer a director, officer or employee of Organon or an Organon Subsidiary from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of Merck or any of the Merck Subsidiaries after the Effective Time.

(c) Merck Obligations Not Affected. Nothing contained in this Article IV shall release Merck or a Merck Subsidiary from honoring its obligations existing immediately prior to the Effective Time to (i) indemnify any director, officer or employee of Organon or an Organon Subsidiary who was a director, officer or employee of Merck or a Merck Subsidiary on or prior to the Effective Time, to the extent such director, officer or employee was entitled in such capacity to such indemnification pursuant to obligations existing immediately prior to the Effective Time; provided that if a director, officer or employee of Organon or an Organon Subsidiary receives indemnification payments from Merck or Organon, as the case may be, with respect to a particular Liability for which such person is entitled to indemnification, such person shall not be entitled to receive duplicate indemnification payments from the other Party with respect to the same Liability to the extent of the indemnification payments previously received by such director from Merck or Organon, as the case may be; provided, further, that (A) to the extent the events underlying an indemnification claim would give rise to a Merck Liability, then Merck shall have primary responsibility for the administration (including payment) of the indemnification claim and (B) to the extent that the events underlying an indemnification claim would give rise to an Organon Liability, then Organon shall have primary responsibility for the administration (including payment) of the indemnification claim; or (ii) provide any employment, post-employment or retirement benefits to any director, officer or employee of Organon or an Organon Subsidiary who was a director, officer or employee of Merck or a Merck Subsidiary on or prior to the Effective Time, to the extent such director, officer or employee was entitled to such benefits pursuant to obligations existing immediately prior to the Effective Time, except as otherwise provided in, and subject to the terms and conditions (including with respect to the adjustment, conversion or assignment of any agreements or awards) in, the Employee Matters Agreement.

(d) No Organon Claims. Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06 or otherwise expressly provided in any of the Transaction Documents, Organon shall not make, and shall not permit an Organon Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against Merck or a Merck Subsidiary or any other Person released pursuant to Section 4.01(a), with respect to any Liabilities released pursuant to Section 4.01(a).

(e) No Merck Claims. Without limiting the rights of either Party under Section 4.04, 4.05 or 4.06 or otherwise expressly provided in any of the Transaction Documents, Merck shall not make, and shall not permit a Merck Subsidiary to make, any claim or demand, or commence any Proceeding asserting any claim or demand, including any claim of contribution or indemnification, against Organon or an Organon Subsidiary or any other Person released pursuant to Section 4.01(b), with respect to any Liabilities released pursuant to Section 4.01(b).

(f) Subsidiary Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause its Subsidiaries to execute and deliver releases reflecting the provisions of this Section 4.01.

Section 4.02 Indemnification by Organon. Except as otherwise specifically set forth in any provision of this Agreement or of any Transaction Document, Organon and each of the Organon Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Merck Indemnitees from and against all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(a) any Organon Liability;

(b) any failure of Organon or an Organon Subsidiary or any other Person to pay, perform or otherwise promptly discharge any Organon Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c) the conduct of any business, operation or activity by Organon or an Organon Subsidiary whether before or after the Effective Time;

(d) any breach by Organon or an Organon Subsidiary of this Agreement or any Transaction Document (subject to limitations, if any, expressly set forth herein and in the applicable Transaction Document); and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Registration Statement or the Information Statement (other than the matters described Section 4.03(e)).

Section 4.03 Indemnification by Merck. Except as otherwise specifically set forth in any provision of this Agreement or of any Transaction Document, Merck and each of the Merck Subsidiaries shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless each of the Organon Indemnitees from and against all Liabilities to the extent such Liabilities relate to, arise out of or result from, directly or indirectly, any of the following items:

(a) any Merck Liability;

(b) any failure of Merck or a Merck Subsidiary or any other Person to pay, perform or otherwise promptly discharge any Merck Liabilities in accordance with their terms, whether prior to, at or after the Effective Time;

(c) the conduct of any business, operation or activity by Merck or a Merck Subsidiary from and after the Effective Time (other than the conduct of business, operations, or activities for the benefit of Organon or any of its Subsidiaries pursuant to this Agreement or any Transaction Document);

(d) any breach by Merck or a Merck Subsidiary of this Agreement or any Transaction Document (subject to limitations, if any, expressly set forth herein or in the applicable Transaction Document); and

(e) any untrue statement or alleged untrue statement of a material fact expressly supplied by Merck for use in the Registration Statement or the Information Statement as the same may be amended prior to the Effective Time.

Section 4.04 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Transaction Document: (i) shall be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof and any deductibles or retentions applicable thereto) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability; (ii) shall not be increased to take into account any Tax costs incurred by the Indemnitee arising from any Indemnity Payments received from the Indemnifying Party (as defined below); and (iii) shall not be reduced to take into account any Tax benefit received by the Indemnitee arising from the incurrence or payment of any Indemnity Payment; provided that, in the event of any conflict between Sections 4.04(a)(ii) and 4.04(a)(iii), on the one hand, and any term or provision of the Tax Matters Agreement, on the other hand, the Tax Matters Agreement shall control. Accordingly, the amount which any Person against whom a claim is made for indemnification in accordance with this Agreement (an “Indemnifying Party”) is required to pay to any Indemnitee shall be reduced by any Insurance Proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof and any deductibles or retentions applicable thereto) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or any other amounts in respect of the related Liability, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment (or such other amounts) received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof and any deductibles or retentions applicable thereto) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation, contribution or indemnification rights with respect thereto by virtue of any provision contained in this Agreement or any Transaction Document, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Transaction Document. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Transaction Document.

Section 4.05 Procedures for Indemnification of Third Party Claims.

(a) Notice of Claims. If an Indemnitee receives notice of the assertion or commencement by a Third Party of any Proceeding against the Indemnitee with respect to which the Indemnitee believes that Organon (in the case of a Merck Indemnitee) or Merck (in the case of an Organon Indemnitee) is obligated to provide indemnification to such Indemnitee pursuant to this Agreement or any Transaction Document (collectively, a “Third Party Claim”), such Indemnitee shall (if such notice is received following the date of this Agreement) give such Indemnifying Party notice thereof within 30 days (or sooner if the nature of the Third Party Claim so requires) after becoming aware of such Third Party Claim. The notice must describe the Third Party Claim in reasonable detail or, in the alternative, include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Notwithstanding the foregoing, the failure of any Indemnitee to give the notice as provided in this Section 4.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give the notice in accordance with this Section 4.05(a).

(b) Control of Defense. Subject to Section 5.04, an Indemnitee may request that the Indemnifying Party defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third Party Claim (or, to the extent possible, only that portion of the Third Party Claim for which indemnification is sought). Within 30 days after the receipt of a notice from an Indemnitee in accordance with Section 4.05(a) (or sooner, if the nature of the Third Party Claim so requires), the Indemnifying Party shall provide a notice to the Indemnitee indicating whether the Indemnifying Party shall, if requested to do so, assume responsibility for defending the Third Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party does not assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of a notice from an Indemnitee as provided in Section 4.05(a), then the Indemnitee that is the subject of such Third Party Claim shall be entitled to continue to conduct and control the defense of such Third Party Claim.

(c) Allocation of Defense Costs. If an Indemnifying Party has assumed the defense of a Third Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred during the course of its defense of such Third Party Claim, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of any particular argument or defense. If an Indemnifying Party elects not to assume responsibility for defending any Third Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of a notice from an Indemnitee as provided in Section 4.05(a), and the Indemnitee conducts and controls the defense of such Third Party Claim, then the Indemnifying Party shall be liable for all fees and expenses incurred by the Indemnitee in good faith in connection with the defense of such Third Party Claim. If an Indemnifying Party elects to assume responsibility for defending any Third Party Claim and elects to continue with the counsel previously retained by the Indemnitee, the Indemnifying Party shall be liable for all fees and expenses incurred in connection with the defense of such Third Party Claim after responsibility is assumed by the Indemnifying Party.

(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third Party Claim, or an Indemnifying Party that has failed to assume the defense of any Third Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at their own expense, and the provisions of Section 4.05(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, subject to Sections 6.06 and 6.07, each non-controlling Person shall reasonably cooperate with the Person entitled to conduct and control the defense of such Third Party Claim in such defense and make available to the controlling Person, at the non-controlling Person’s expense, those witnesses, information and materials in such Person’s possession or under such Person’s control relating thereto as are reasonably required by the controlling Person (provided that the controlling Person shall cooperate with the non-controlling Person to limit any requests for information or depositions from the non-controlling Person). Each non-controlling Person shall receive regular, periodic updates on a schedule to be agreed to with the controlling Person. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Except with respect to the Indemnitee if the Indemnifying Party has not assumed the defense of the Third Party Claim in accordance with the terms of this Agreement, no Party (or any Subsidiary thereof) may settle or compromise any Third Party Claim for which any Indemnitee is seeking to be indemnified hereunder without the prior written consent of the other Party (which consent may not be unreasonably withheld, conditioned or delayed), unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by any non-Affiliate Party and provides for a full, unconditional and irrevocable release of each other non-Affiliate Party from all Liability in connection with the Third Party Claim.

(f) Allocation of Proceeding Liabilities. The Parties acknowledge that Liabilities for Proceedings (regardless of the parties to the applicable Proceeding) may be partly Merck Liabilities and partly Organon Liabilities. If the Parties cannot agree on an allocation of any such Liabilities for Proceedings (or such matters or types of matters have not been allocated or addressed either in the definition of Organon Liabilities, in Schedule 1.01(m) or Schedule 5.04, or otherwise as set forth in this Agreement or any Transaction Document), they shall resolve the matter pursuant to the procedures set forth in Article VIII. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in a Proceeding in which a Third Party Claim is being resolved.

(g) Cooperation as to Removal. Each of the Parties agrees that at all times from and after the Effective Time, if a Proceeding is commenced by a Third Party naming two or more Parties (or any Affiliates of such Parties) as defendants and with respect to which one or more named Parties (or any Affiliates of such Parties) is a nominal defendant and/or such Proceeding is related solely to an Asset or Liability that the other Party has been allocated under this Agreement or any Transaction Document, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Proceeding, as soon as reasonably practicable.

Section 4.06 Additional Matters.

(a) Timing of Payments. Indemnity Payments or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within sixty (60) days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV). Upon demand, the Indemnitee shall provide reasonably satisfactory documentation setting forth the basis for the amount of such Indemnity Payments or contribution payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification or contribution hereunder.

(b) Notice of Direct Claims. An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given, or will likely give rise to, a right of indemnification under this Agreement or any Transaction Document (other than a Third Party Claim which shall be governed by Section 4.05(a)), within 30 days of such determination, stating the amount being sought, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure of any Indemnitee to give the notice provided in this Section 4.05(b) shall not relieve the Indemnifying Party of its obligations under this Article IV, except to the extent that the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party will have a period of 30 days after receipt of a notice under this Section 4.05(b) within which to respond thereto. If such Indemnifying Party responds within such period and rejects such claim in whole or in part, the disputed matter shall be resolved in accordance with Article VIII.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(d) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Transaction Document; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(e) Limitations on Subrogation Rights and Pursuit of Claims. Notwithstanding Sections 4.06(c) and 4.06(d), without the prior written consent of the Indemnitee (which shall not be unreasonably withheld), no Indemnifying Party shall have the right to pursue claims not directly available to it, or otherwise cause any Indemnitee to pursue any such claims, against Third Parties (other than insurance providers) with whom any Indemnitee (or Affiliate thereof) has a material commercial relationship, if such Indemnitee (or Affiliate thereof) determines in good faith that the pursuit of such claim would reasonably be expected to materially disrupt or diminish the commercial relationship with such Third Party.

Section 4.07 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.02 or 4.03 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and its Subsidiaries, on the one hand, and the Indemnitee’s entitlement to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.07: (i) any fault associated with the business conducted with the Deferred Organon Local Businesses, Delayed Organon Assets or Delayed Organon Liabilities (except for the intentional misconduct of Merck or a Merck Subsidiary) or with the ownership, operation or activities of the Organon Business prior to the Effective Time shall be deemed to be the fault of Organon and the Organon Subsidiaries, and no such fault shall be deemed to be the fault of Merck or a Merck Subsidiary; and (ii) any fault associated with the business conducted with Delayed Merck Assets or Delayed Merck Liabilities (except for the intentional misconduct of Organon or an Organon Subsidiary) or with the ownership, operation or activities of the Merck Business prior to the Effective Time shall be deemed to be the fault of Merck and the Merck Subsidiaries, and no such fault shall be deemed to be the fault of Organon or an Organon Subsidiary. For the avoidance of doubt, this Section 4.07(b) shall not affect the Parties’ indemnification obligations set forth in this Article IV.

(c) Contribution Procedures. The provisions of Sections 4.04 through 4.10 and Sections 5.05 through 5.06 shall govern any contribution claims.

Section 4.08 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, its Subsidiaries or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, neutral mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Organon Liabilities by Organon and the Organon Subsidiaries on the terms and conditions set forth in this Agreement and the Transaction Documents is void or unenforceable for any reason; (b) the retention of any Merck Liabilities by Merck and the Merck Subsidiaries on the terms and conditions set forth in this Agreement and the Transaction Documents is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

Section 4.09 Remedies Not Cumulative. The remedies provided in this Article IV shall be the sole monetary remedies available in respect of this Agreement.

Section 4.10 Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any of its respective Subsidiaries of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of the assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its respective Subsidiaries.

Section 4.11 Party Responsible for Indemnity Payment. All Indemnity Payments under this Agreement shall be made by the Indemnifying Party to the Indemnitee entitled to indemnification; provided, however, that if the Parties mutually agree with respect to any such Indemnity Payment, Merck or any of its Affiliates, on the one hand, may make such Indemnity Payment to Organon or any of its Affiliates, on the other hand, and vice versa. All Indemnity Payments shall be treated in the manner described in Section 5.05.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.01 No Right to Use Regulatory Information. Except as otherwise expressly set forth in another Transaction Document: (a) none of Merck or any of the Merck Subsidiaries shall have a right of reference to or otherwise be entitled to use the regulatory filings or other regulatory information to the extent exclusively related to any Organon Products; and (b) none of Organon or any of the Organon Subsidiaries shall have a right of reference to or otherwise be entitled to use the regulatory filings or other regulatory information owned or controlled by Merck or any of the Merck Subsidiaries for any products in the Merck Business.

Section 5.02 Directors and Officers Insurance; Fiduciary Liability Insurance.

(a) Prior to the Effective Time, Merck shall obtain a directors and officers liability (“D&O”) run-off or tail insurance policy or program (including excess insurance layers), for claims first made after the Effective Time resulting from or based on actual or alleged wrongful acts that occurred prior to the Effective Time and arising out of or relating to any of Organon, the Organon Subsidiaries and the Organon Business, with a policy period of at least six years from and after the Effective Time, with insureds including: (i) any Persons who, as of or at any time prior to the Effective Time, are or have been directors, officers or insureds of Merck or the Merck Subsidiaries; (ii) any Persons who, as of or at any time prior to the Effective Time, are or have been directors or officers of Organon or the Organon Subsidiaries; and (iii) with respect to classes or categories of claims, demands and other matters covered by the D&O insurance maintained by Merck immediately prior to the Effective Time, Merck and the Merck Subsidiaries and Organon and the Organon Subsidiaries and the Organon Business. Organon shall bear the full cost of purchase of such D&O insurance run-off or tail insurance policy or program, and shall pay or reimburse Merck for any payment by Merck of premiums and costs of, associated with or arising from such purchase. The coverages of such D&O run-off or tail insurance shall be consistent with the D&O insurance maintained by Merck immediately prior to the Effective Time, except it is expressly contemplated that: (iv) liabilities related to the transactions reflected in and contemplated by this Agreement that typically are covered by D&O insurance programs will be covered by such run-off or tail insurance; (v) the policy limits, policy period(s) and self-insured retention(s) applicable to such run-off or tail insurance need not be consistent with the D&O insurance maintained by Merck immediately prior to the Effective Time, but shall be commercially available at reasonable cost and reasonably consistent with benchmarking materials applicable to a company conducting a business similar to the Organon Business, considering metrics such as anticipated market capitalization, revenue or any other metrics that as of the Effective Time may reasonably be anticipated for Organon after the Effective Time; (vi) Organon’s responsibilities to indemnify (and defend or reimburse defense costs of) Merck Indemnitees will be covered by such D&O run-off or tail insurance; and (vii) such D&O run-off or tail insurance may include provisions excluding coverage for Loss arising from wrongful acts occurring after the Effective Time. Organon and the Organon Subsidiaries shall be responsible for all self-insured retentions or deductibles applicable to any claims under the D&O run-off or tail policies or programs.

(b) Prior to the Effective Time, Merck shall obtain a fiduciary liability insurance policy or program (including excess insurance layers) (the “Organon Fiduciary Liability Program”), for claims first made after the Effective Time resulting from or based on actual or alleged wrongful acts in connection with domestic and foreign welfare plans, pension plans, retirement plans, non-qualified plans, plans in development and other such plans which may be covered by fiduciary liability insurance (collectively “Fiduciary Liability Plans”) developed, organized, administered or managed by Organon and the Organon Subsidiaries and the Organon Business (as the Organon Business exists as of immediately after the Effective Time). Organon shall bear the full cost of purchase of such Organon Fiduciary Liability Program, and shall pay or reimburse Merck for any payment by Merck of premiums and costs of, associated with or arising from such purchase. The coverages of the Organon Fiduciary Liability Program shall be consistent with the fiduciary liability insurance maintained by Merck immediately prior to the Effective Time, except it is expressly contemplated that: (i) liabilities related to the transactions reflected in and contemplated by this Agreement that typically are covered by fiduciary liability insurance will be covered by existing Merck fiduciary liability insurance (and may be covered also by the Organon Fiduciary Liability Program); (ii) the policy limits, policy period(s) and self-insured retention(s) applicable to the Organon Fiduciary Liability Program need not be consistent with the fiduciary liability insurance maintained by Merck immediately prior to the Effective Time, but shall be commercially available at reasonable cost and reasonably consistent with benchmarking materials applicable to a company conducting a business similar to the Organon Business, with anticipated metrics such as retirement plan assets and any other metrics that as of the Effective Time may reasonably be anticipated for Organon after the Effective Time; (iii) the Organon Fiduciary Liability Program shall provide coverage for prior acts including liabilities related to the transactions reflected in and contemplated by this Agreement including the development, planning and organization of Fiduciary Liability Plans for or to be administered or managed by Organon and the Organon Subsidiaries and the Organon Business; and (iv) the Organon Fiduciary Liability Program shall be primary and first to respond with respect to claims involving the Merck Fiduciary Liability Insureds. Organon and the Organon Subsidiaries shall maintain a fiduciary liability insurance program with coverage no less broad and limits no less than those in the Organon Fiduciary Liability Program as long as Organon and the Organon Subsidiaries face potential liability for claims for wrongful acts in connection with Fiduciary Liability Plans developed, organized, administered or managed by Organon and the Organon Subsidiaries and the Organon Business, and in no event for less than six years following the Effective Time, and sub-parts (iii) through (iv) of this paragraph shall apply to the Organon Fiduciary Liability Program at all times.

Section 5.03 Certain Other Insurance Matters.

(a) Organon acknowledges and agrees, on its own behalf and on behalf of each of the Organon Subsidiaries and Organon Indemnitees, that, from and after the Effective Time, neither Organon nor any of the Organon Subsidiaries nor any of the Organon Indemnitees shall have any rights to or under any of Merck’s or the Merck Subsidiaries’ insurance policies, except as expressly provided in this Agreement or any Transaction Document.

(b) Notwithstanding Section 5.03(a), from and after the Effective Time, with respect to any Liability incurred by Organon or any of the Organon Subsidiaries or Organon Indemnitees prior to the Effective Time (or, with respect to any Deferred Organon Local Business, prior to the Local Closing Date), and except with respect to any Directors and Officers or Management Liability insurance policies other than the tail or run-off provided for under Section 5.02(a), to the extent reasonably possible, Merck or the Merck Subsidiary that is insured thereunder will undertake commercially reasonable efforts to cause the applicable insurance company or companies to (i) continue to provide Organon and the Organon Subsidiaries and Organon Indemnitees with access to and coverage under the applicable insurance policies, and (ii) reasonably cooperate with Organon and the Organon Subsidiaries and Organon Indemnitees and take commercially reasonable actions as reasonably may be requested to assist Organon and the Organon Subsidiaries and Organon Indemnitees in connection with such claims under applicable insurance policies; provided, that Organon shall in any event be solely responsible for any and all applicable deductibles, self-insured retentions, retrospective premiums, claims-handling charges, co-payments or any other expenses, charges or fees relating to such claims, including, without limitation, expenses, charges or fees of Merck personnel. In furtherance thereof, except as otherwise addressed in another Transaction Document, to the extent Merck or any of the Merck Subsidiaries is billed by an insurance carrier or a third-party administrator (including under any workers compensation or auto liability policies) for claims that constitute Organon Liabilities or that Merck pays for such claims within a deductible or self-insured retention, Merck shall submit a statement to Organon following the end of each quarter (or with such lesser frequency as may be appropriate) setting forth the amount of such claims, and Organon shall reimburse Merck within 30 days any amounts paid by it in respect of such Organon Liabilities. Notwithstanding the foregoing, neither Merck nor the insurance company or any Merck Subsidiary shall be required to maintain any such insurance policies. For the avoidance of doubt, if an accident, first loss or first occurrence date is after the Effective Time (or, with respect to any Deferred Organon Local Business, after the Local Closing Date), or with respect to any claims-made policies the claim first is made after the Effective Time and is not provided for in Section 5.03(a) or 5.03(b), then no payment for any damages, settlement(s), indemnification(s), costs of defense or any other sums with respect to such accident, first loss, first occurrence or claim shall be available to Organon or the Organon Subsidiaries and Organon Indemnitees under any such insurance policies. Neither Organon nor any Organon Subsidiary or Organon Indemnitee, in connection with making a claim under any insurance policy of Merck or any Merck Subsidiary pursuant to this Section 5.03(b), shall take, nor shall Merck or any Merck Subsidiary be required to take, any action that would be reasonably likely to: (A) have an adverse impact on the then-current relationship between Merck or any Merck Subsidiary or Merck Indemnitee, on the one hand, and the applicable insurance company, on the other hand; (B) result in the applicable insurance company terminating, materially changing or reducing coverage, or increasing the amount of any premium owed by Merck or any Merck Subsidiary under the applicable insurance policy; or (C) otherwise compromise, jeopardize or interfere with the rights of Merck or any Merck Subsidiary or Merck Indemnitee under the applicable insurance policy. At all times, the Parties shall, and shall cause their respective Subsidiaries and Indemnitees to, cooperate with reasonable requests for information by the other Party or the insurance companies regarding any such insurance policy claim.

(c) At the Effective Time, Organon shall have in effect all insurance programs required to comply with Organon’s statutory, contractual and regulatory obligations and all such other insurance policies as are reasonably necessary or customary for companies operating a business similar to the Organon Business in every jurisdiction in which Organon may operate or face potentially covered exposures. Such insurance programs shall include, without limitation, general and excess liability, commercial auto liability, workers’ compensation, employers liability, professional services liability, cargo, cyber, employment practices liability, employee dishonesty/crime, D&O liability, fiduciary liability (specifically as provided in Section 5.02(b)), property (including business income and additional and other customary extensions and types of coverage provided to businesses similar to the Organon Business) and, to the extent Organon or the Organon Subsidiaries participate in any clinical trials, clinical trial coverage.

(d) Organon agrees, on its own behalf and on behalf of the Organon Subsidiaries, that, from the Effective Time until the sixth anniversary of the Effective Time, in addition to the requirements of Section 5.01, it or they shall request of all insurance companies that Merck and the Merck Subsidiaries shall be named as additional insureds or loss payee, whichever is appropriate, under Organon’s or the Organon Subsidiaries’ insurance policies in respect of any Merck Liabilities arising out of the Organon Business or any accidents, occurrences or actual or alleged wrongful acts or omissions prior to the Effective Time, and provide Merck with proof of such status as additional insured or loss payee. Organon and the Organon Subsidiaries shall indemnify, hold harmless and reimburse Merck and the Merck Subsidiaries and Merck Indemnitees for any and all costs or expenses incurred by Merck or the Merck Subsidiaries or Merck Indemnitees to the extent resulting from any of Organon’s or the Organon Subsidiaries’ insurance policies in which Merck or any of the Merck Subsidiaries are named as additional insureds, including, without limitation, costs or expenses of or associated with any deductibles, self-insured retentions or uninsured losses, including, without limitation, under the D&O run-off or tail policies or programs referenced in Section 5.02(a).

(e) Neither Merck nor any of the Merck Subsidiaries shall have any obligation to secure extended reporting for any claims under any of Merck’s or the Merck Subsidiaries’ claims-made or occurrence-reported liability policies for any acts or omissions by Organon or any Organon Subsidiary or Organon Indemnitee incurred prior to the Effective Time.

(f) This Agreement shall not be considered as a contract of insurance and shall not be construed to waive any right or remedy of either Merck or any Merck Subsidiary or Merck Indemnitee in respect of any of the Merck insurance policies and programs, or any other contract or policy of insurance or any claim whatsoever.

Section 5.04 Procedures Related to Certain Proceedings.

(a) Without limiting the provisions of Section 4.05, the Parties acknowledge and agree that Organon shall exclusively conduct and control the defense, settlement and/or other resolution of the Organon Proceedings and Merck shall exclusively conduct and control the defense, settlement and/or other resolution of the Merck Proceedings. Each Party agrees that if the other Party is wrongly named in its claim, such Party shall use commercially reasonable efforts to remove the wrongly named Party from the claim and shall consult with the wrongly named Party until its removal from the claim.

(b) A list of Proceedings asserted against, involving or potentially involving both Merck, the Merck Subsidiaries and/or the Merck Business and Organon, the Organon Subsidiaries and/or the Organon Business as of the date hereof for which costs and liability will be shared is set forth on Schedule 5.04 (the “Shared Existing Proceedings”) together with (x) the Party allocated responsibility to conduct and control the defense, settlement and/or other resolution of such matters (such named Party, the “Controlling Party”) and (y) unless otherwise agreed by the Controlling Party and the other Party (the “Non-Controlling Party”), each Party’s respective share of costs and liability for any such Shared Existing Proceeding.

(c) With respect to any Proceedings arising after the date hereof that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Transaction Documents, the Parties agree the Party that has primary responsibility for Liabilities arising in connection with such Proceeding shall be the Controlling Party with respect to such Proceeding (unless the control of such defense has otherwise been allocated or addressed in Schedule 1.01(m), Schedule 5.04, or otherwise as set forth in this Agreement or any Transaction Document). To the extent that the Parties’ respective share of costs and liability with respect to any such Proceeding is not set forth on Schedule 5.04, the Parties shall negotiate in good-faith to allocate responsibility for such costs and liability based on the extent to which such Proceeding relates, on the one hand, to Organon, the Organon Business, an Organon Asset and an Organon Liability, and, on the other hand, Merck, the Merck Business, a Merck Asset and a Merck Liability.

(d) The Parties shall, and shall cause their respective Affiliates to, cooperate in the defense and settlement of any Proceeding described in Section 5.04(b)-(c). The Controlling Party shall use its commercially reasonable efforts to include the Non-Controlling Party in the defense and resolution of any Proceeding described in Section 5.04(b)-(c); provided, however, that the Non-Controlling Party shall be responsible for its proportionate share of any costs and expenses incurred in connection therewith (including its share of any settlement, judgement, award or other resolution and any incremental cost to the Controlling Party of including the Non-Controlling Party in such settlement); provided further, that the Non-Controlling Party shall be permitted in good faith to opt out of any settlement if the Non-Controlling Party agrees to be responsible for defending and settling any remaining claims with respect to such Proceeding.

Section 5.05 Treatment of Payments for Tax Purposes. For all Tax purposes, in the absence of any change in Tax treatment under the Code or other applicable Tax Law, the Parties agree to treat (a) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Merck to Organon or a distribution by Organon to Merck, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability and (b) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

Section 5.06 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided herein or in any Transaction Document, and each Party shall (except as otherwise provided in Article IV, including Sections 4.02 and 4.03) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

Section 5.07 Use of Retained Names and Marks. Organon hereby acknowledges that Merck or its Affiliates or its or their licensors own all right, title and interest in and to the company names (including the Merck Licensed Names), trade names, logos, trade dress and other Trademarks, together with all variations, translations, transliterations and acronyms thereof and all company names (including the Merck Licensed Names), Trademarks, internet domain names, social media accounts, addresses and all other identifiers and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing, excluding, on and after the Distribution Date, Intellectual Property included in the Organon Assets (collectively, the “Retained Names and Marks”), and that, except as expressly provided herein or in the IP License Agreements, any and all right of Organon to use the Retained Names and Marks shall terminate as of the Distribution Date and shall immediately revert to Merck or its Affiliates, along with any and all goodwill associated therewith. Organon further acknowledges that it has no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein or in the IP License Agreements.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY; SECURITY

Section 6.01 Agreement for Exchange of Information; Archives.

(a) Exchange of Information. Except as otherwise provided in any Transaction Document, each of Merck and Organon, on behalf of itself and its respective Subsidiaries and Affiliates, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party or its applicable Subsidiaries, at any time before or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of either Party or any of its Subsidiaries to the extent that (i) such Information reasonably relates to the Organon Business, or any Organon Asset or Organon Liability, if Organon is the requesting Party, or to the Merck Business, or any Merck Assets or Merck Liability, if Merck is the requesting Party; (ii) such Information is required by the requesting Party to comply with its (or its applicable Subsidiaries’) obligations under this Agreement or any Transaction Document; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of Information could be commercially detrimental, violate any Law or agreement, or waive any attorney-client privilege or other applicable privileges or immunities from disclosure, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing Information pursuant to this Section 6.01(a) shall only be obligated to provide such Information in the form, condition and format in which it then exists and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.01(a) shall expand the obligations of the Parties under Section 6.03.

(b) Access to Specified Information. Without limiting the generality of the foregoing or the terms of any other Transaction Document, until the first Organon fiscal year end occurring during the year of the Distribution Date (and for a reasonable period of time afterwards as required for each of Merck and Organon to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each of Merck and Organon shall use its commercially reasonable efforts to cooperate with the other Party’s Information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(c) Compensation for Providing Information. The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, redacting (where required), copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Transaction Document, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

Section 6.02 Ownership of Information. The provision of any Information pursuant to Section 6.01 shall not affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Transaction Documents), or constitute the grant of rights in or to any such Information.

Section 6.03 Stored Records.

(a) The Parties agree and acknowledge that it is not practicable to separate all Tangible Information belonging to the Parties or their Subsidiaries, and that following the Effective Time, each Party (or its Subsidiaries) will have some of the Tangible Information belonging to the other Party and its Subsidiaries stored under its care, custody or control at internal or Third Party records storage locations or otherwise (which may include data on servers) (each, a “Records Facility”). Tangible Information held in a Records Facility maintained or arranged for by the Party other than the Party that owns such Tangible Information is referred to as “Stored Records.” The Party that maintains the Records Facility where Stored Records are held is referred to as the “Custodial Party” and the Party that owns the Stored Records held in the other Party’s Records Facility is referred to as the “Non-Custodial Party.” The Non-Custodial Party agrees to reimburse the Custodial Party for storage costs pursuant to the terms of the Transition Services Agreements during their effectiveness and then pursuant to Section 6.01(c) hereof. The Custodial Party shall make such Stored Records available to the Non-Custodial Party upon its request. The

Non-Custodial Party agrees to reimburse the Custodial Party for the reasonable costs, if any, of creating, gathering, redacting (where required), copying, storing, transporting and otherwise complying with the request to provide or make available such Stored Records (including any reasonable costs and expenses incurred in connection with the restoration of backup media for purposes of providing the requested Stored Records). Except as may be otherwise specifically provided elsewhere in this Agreement or in any Transaction Document, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

(b) Each Party shall use commercially reasonable efforts: (i) to maintain the Stored Records as to which it is the Custodial Party in accordance with its regular records retention policies and procedures and the terms of this Section 6.03; and (ii) to comply with the requirements of any “Litigation Hold” that relates to Stored Records as to which it is the Custodial Party that relate to (x) any Proceeding that is pending as of the Effective Time; or (y) any Proceeding that arises or becomes threatened or reasonably anticipated after the Effective Time as to which the Custodial Party has received a written preservation notice of the applicable “Litigation Hold” from the Non-Custodial Party to which the Stored Records are subject. Upon the termination of any “Litigation Hold” related to Stored Records, the Non-Custodial shall promptly notify the Custodial Party so that the Custodial Party can destroy the relevant Stored Records where appropriate. Each Party agrees, with respect to the Stored Records as to which it is the Custodial Party, to notify the Non-Custodial Party in the event of a data loss or cyber event that affects the Stored Records of the Non-Custodial Party.

Section 6.04 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of willful misconduct by the Party providing such Information. Neither Party nor any of its Subsidiaries shall have any Liability to the other Party or any of its Subsidiaries if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of this Article VI.

Section 6.05 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations set forth under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of Information set forth in any Transaction Document. For the avoidance of doubt, in the case of any conflict or inconsistency between this Article VI and the Tax Matters Agreement or the JDA, the Tax Matters Agreement or the JDA, as applicable, shall prevail.

(b) Either Party that receives, pursuant to a request for Information in accordance with this Article VI, Tangible Information that is not relevant to its request shall (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party confirmation that such Tangible Information was returned or destroyed, as the case may be.

(c) When any Tangible Information provided by one Party to the other Party (other than Tangible Information provided pursuant to Section 6.03) is no longer needed for the purposes contemplated by this Agreement or any Transaction Document or is no longer required to be retained by applicable Law, the receiving Party shall promptly, after request of the other

Party, either return to the other Party all Tangible Information in the form in which it was originally provided (including all copies thereof and all notes, extracts or summaries based thereon) or, if the providing Party has requested that the other Party destroy such Tangible Information, confirm to the other Party that it has destroyed such Tangible Information (and such copies thereof and such notes, extracts or summaries based thereon); provided that this obligation to return or destroy such Tangible Information shall not apply to any Tangible Information solely related to the receiving Party’s business, Assets, Liabilities, operations or activities.

Section 6.06 Production of Witnesses; Records; Cooperation. Notwithstanding any provisions of Article VI to the contrary, after the Distribution, each Party shall use commercially reasonable efforts to assist (or cause its Subsidiaries to assist) the other with respect to any Proceeding or potential Proceeding upon the request of such other Party and at such other Party’s sole expense. In addition, each Party shall have the right to request in writing (including on behalf of any of its Subsidiaries) that the other Party use commercially reasonable efforts to make available for consultation or witness purposes, its (or its applicable Subsidiary’s) employees, consultants or agents who have expertise or knowledge with respect to the other Party’s business or products or matters in litigation or alternative dispute resolution to the extent that the requesting Party believes any such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved (provided that the requesting Party shall cooperate with the other Party to limit any requests for information or depositions from such Party). Upon such request, the affected Party shall select a person or persons to provide the requested assistance after conferring in good faith to determine which person or persons should provide such assistance, and if commercially reasonable shall use its efforts to make such person or persons available at the requesting Party’s sole expense (at a rate to be mutually and reasonably agreed at such time).

Section 6.07 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and shall be provided prior to the Effective Time have been and shall be rendered for the collective benefit of the Parties and their respective Subsidiaries, and that each Party and its respective Subsidiaries should be deemed to be the client with respect to such services for the purposes of asserting all privileges and immunities that may be asserted under applicable Law in connection therewith.

(b) The Parties agree as follows:

(i) Merck shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Merck Business, whether or not the Privileged Information is in the possession or under the control of Merck or a Merck Subsidiary or Organon or an Organon Subsidiary. Merck shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Merck Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of Merck or a Merck Subsidiary or Organon or an Organon Subsidiary.

(ii) Organon shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Organon Business, whether or not the Privileged Information is in the possession or under the control of Organon or an Organon Subsidiary or Merck or a Merck Subsidiary. Organon shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Organon Liabilities resulting from any Proceedings that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of Organon or an Organon Subsidiary or Merck or a Merck Subsidiary.

(iii) If Merck and Organon do not agree as to whether certain information is Privileged Information, then the information shall be treated as Privileged Information, and the Party who believes such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall utilize the procedures set forth in Article VIII to resolve any disputes as to whether any information relates solely to the Merck Business, solely to the Organon Business, or to both the Merck Business and the Organon Business.

(c) Except as otherwise expressly provided in the JDA with respect to Privileged Information shared in the context of defending against existing or potential claims, and subject to Sections 6.07(d) and 6.07(e), the Parties agree that they shall have a shared privilege or immunity with respect to all privileges not allocated pursuant to Section 6.07(b) and all privileges and immunities relating to any Proceedings or other matters that involve both Parties (or one or more of their respective Subsidiaries) and in respect of which both Parties have Liabilities under this Agreement, including with respect to the opinions delivered pursuant to Section 3.05(a)(vii), and that no such shared privilege or immunity may be waived by either Party or any of its Subsidiaries without the consent of the other Party.

(d) If any dispute arises between Merck and Organon, or any of their respective Subsidiaries, regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or their respective Subsidiaries, each Party agrees that it shall (i) negotiate with the other Party in good faith; and (ii) endeavor to minimize any prejudice to the rights of the other Party or any of its Subsidiaries.

(e) Upon receipt by Organon or by any of the Organon Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Merck or any of the Merck Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Organon obtains knowledge that any of its, or the Organon Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Organon shall promptly provide notice to Merck of the existence of the request (which notice shall be delivered to Merck no later than five business days following the receipt of any such subpoena, discovery or other request) and shall provide Merck a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information.

Notwithstanding the foregoing, if the proposed production or disclosure of Privileged Information (whether or not relating solely to the Merck Business) is to a Governmental Authority or in response to an enforcement action and such Privileged Information is reasonably believed to have a potential impact on the legal interests of Merck (including its own claims, defenses or potential exposure), then Organon shall use its commercially reasonable efforts to provide notice to Merck at least fourteen days in advance of any waiver of privilege or immunity with respect to such Privileged Information; provided that if Merck withholds waiver of any privilege or immunity pursuant to Section 6.07(c), Organon may produce or disclose only such Privileged Information that is required to be produced or disclosed in response to such Governmental Authority or enforcement action. For the avoidance of doubt, in the case of any conflict or inconsistency between the foregoing and the JDA with respect to Privileged Information shared pursuant to the JDA, the JDA shall prevail.

(f) Upon receipt by Merck or by any of the Merck Subsidiaries of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of information subject to a shared privilege or immunity or as to which Organon or any of the Organon Subsidiaries has the sole right hereunder to assert a privilege or immunity, or if Merck obtains knowledge that any of its, or the Merck Subsidiary’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, Merck shall promptly provide notice to Organon of the existence of the request (which notice shall be delivered to Organon no later than five business days following the receipt of any such subpoena, discovery or other request) and shall provide Organon a reasonable opportunity to review the information and to assert any rights it or they may have, including under this Section 6.07 or otherwise, to prevent the production or disclosure of such Privileged Information. Notwithstanding the foregoing, if the proposed production or disclosure of Privileged Information (whether or not relating solely to the Organon Business) is to a Governmental Authority or in response to an enforcement action and such Privileged Information is reasonably believed to have a potential impact on the legal interests of Organon (including its own claims, defenses or potential exposure), then Merck shall use its commercially reasonable efforts to provide notice to Organon at least fourteen days in advance of any waiver of privilege or immunity with respect to such Privileged Information; provided that if Organon withholds waiver of any privilege or immunity pursuant to Section 6.07(c), Merck may produce or disclose only such Privileged Information that is required to be produced or disclosed in response to such Governmental Authority or enforcement action. For the avoidance of doubt, in the case of any conflict or inconsistency between the foregoing and the JDA with respect to Privileged Information shared pursuant to the JDA, the JDA shall prevail.

(g) The Parties agree that they have or may in the future have common legal interests in the Merck Liabilities and any corresponding legal rights, in the Organon Liabilities and any corresponding legal rights, in the Privileged Information and in the preservation of the protected status of the Privileged Information. The Parties have disclosed and exchanged and will disclose and exchange certain Privileged Information between and among themselves in order to further the Parties’ common legal interests, including pursuant to the JDA.

(h) Any furnishing of, or access to, information pursuant to this Agreement is made in reliance on the agreement of Merck and Organon set forth in this Section 6.07, in Section 6.08 and in the JDA to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties further agree that (i) the exchange by one Party (or any of its Subsidiaries) to the other Party (or any of its Subsidiaries) of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving (or for which a Subsidiary has received) such Privileged Information shall promptly return such Privileged Information to the Party (or its applicable Subsidiary) who has the right to assert the privilege or immunity.

(i) In furtherance of, and without limitation to, the Parties’ agreement under this Section 6.07, Merck and Organon shall, and shall cause their applicable Subsidiaries to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

Section 6.08 Confidentiality.

(a) Confidentiality. From and after the Effective Time, subject to Section 6.09 and except as contemplated by or otherwise provided in this Agreement or any Transaction Document, Merck, on behalf of itself and each of its Affiliates, and Organon, on behalf of itself and each of its Affiliates, agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives (each, a “Representative”) to hold, in strict confidence, with at least the same degree of care that applies to Merck’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all Confidential Information of the other Party and the other Party’s Affiliates and shall not use the Confidential Information of the other Party or any of its Affiliates other than for such purposes as may be expressly permitted under this Agreement or any Transaction Document. If any Confidential Information of one Party or any of its Affiliates is disclosed to another Party or any of its Affiliates in connection with providing services to such first Party or any of its Affiliates under this Agreement or any Transaction Document, then such disclosed Confidential Information shall be used only as required to perform such services.

(b) No Release. Each Party agrees not to release or disclose, or permit to be released or disclosed, any Confidential Information to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such, and except in compliance with Section 6.09 or with the other Party’s prior written consent. Confidential Information furnished by the other Party after the Effective Time pursuant to this Agreement or any Transaction Document shall be subject to the provisions of this Section 6.08.

(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and its respective Affiliates may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or the other Party’s Affiliates, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or the other Party’s Affiliates and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Transaction Document (including, without limitation, the Data Sharing Agreement and the Transition Services Agreements), each Party agrees that it shall hold, protect and use, and shall cause its Affiliates and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or the other Party’s Affiliates, on the one hand, and such Third Parties, on the other hand.

Section 6.09 Protective Arrangements. In the event that either Party or any of its Affiliates is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) by any Governmental Authority or pursuant to applicable Law to disclose or provide any Confidential Information of the other Party (other than with respect to any such information furnished pursuant to the provisions of Sections 6.01 through 6.07), as applicable, that is subject to the confidentiality provisions hereof, such Party shall provide the other Party with notice of such request or demand as promptly as practicable under the circumstances so that such other Party shall have an opportunity to seek an appropriate protective order, at such other Party’s own cost and expense. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by counsel) or by lawful process or such Governmental Authority. Confidential Information that is disclosed by judicial or administrative process or as required by applicable Law shall remain otherwise subject to the confidentiality provisions of Section 6.08, and the Party disclosing Confidential Information pursuant to law or court order or as required by applicable Law shall take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information. Notwithstanding the foregoing, with respect to the release of information under the JDA, the terms of the JDA shall prevail.

Section 6.10 Equitable Relief with respect to Disclosure of Confidential Information. The Parties hereto acknowledge that: (i) it would be impossible to measure the damages that would be suffered by the other Party if a Party failed to comply with Section 6.07, Section 6.08 and Section 6.09 and (ii) in the event of any such failure, there might not be adequate remedy at law. Therefore, each Party hereto shall be entitled, in addition to any other rights or remedies that it may have (including, in the context of the disclosure of Privileged Information related to existing or potential claims, pursuant to the JDA), to obtain specific performance by the other Party of the obligations of Section 6.07, Section 6.08 and Section 6.09, to obtain immediate injunctive relief without having to post a bond. Neither Party hereto will urge, as a defense to any proceeding for such specific performance or injunctive relief, that the other Party has an adequate remedy at law.

Section 6.11 Security.

(a) If either Party is given access to the other Party’s (or its Affiliate’s) computer systems or software (collectively, the “Systems”) or physical facilities in connection with the exchange of Information or the conduct of any activities under this Agreement or any Transaction Document, such Party shall comply with all of the other Party’s reasonable policies, procedures and requirements in relation to Systems or physical facilities (collectively, “Security Regulations”) and will not tamper with, compromise, attempt to circumvent or circumvent any security or audit measures employed by such other Party. In the event of any conflict between this Agreement and any Security Regulations, this Agreement will govern. Each Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use, and only to the extent reasonably necessary in connection with the provision or receipt, as applicable, of Information, or the conduct of activities, pursuant to this Agreement or a Transaction Document. Each Party shall be responsible for its employees’ compliance with the confidentiality provisions of this Agreement in connection with such access, including access to comingled or sensitive Information.

(b) Each Party will ensure that only those of its personnel who are specifically authorized to have access to the Systems or physical facilities of the other Party (or its Affiliates) gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of Information or other property contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c) If, at any time, either Party determines that (i) any of its personnel has sought to circumvent, or has circumvented, the Security Regulations of the other Party, (ii) any unauthorized personnel of such Party has accessed the Systems or physical facilities of the other Party, or (iii) any of the personnel of such Party has engaged in activities that may lead or leads to the unauthorized access, use, destruction, alteration or loss of Information or software, such Party shall immediately terminate any such personnel’s access to the Systems or physical facilities of the other Party and immediately notify the other Party. In addition, each Party shall have the right to deny the personnel of the other Party access to any Systems or physical facilities upon written notice to the other Party in the event that such Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 6.11(c) or otherwise pose a security concern. Each Party will cooperate with the other Party in investigating any apparent unauthorized access to the Systems or facilities of the other Party.

ARTICLE VII

TRANSITION MANAGEMENT OFFICE REPRESENTATIVES; GOVERNANCE

Section 7.01 Transition Management Office Team. As of the Distribution Date, the Parties shall have each established a transition management office team consisting of an appropriate number of representatives of each Party that will be responsible for monitoring and implementing the STAIRS Plan, coordinating and executing the exits of the IOM Markets and the Deferred Markets and coordinating the performance of the Parties’ obligations under this Agreement or any Transaction Document (each, a “TMO Team”).

Section 7.02 Transition Management Office Lead.

(a) Each Party also shall designate at least one representative to serve as that Party’s primary contact for the other Party (each, a “TMO Lead”). The TMO Teams and the TMO Leads shall meet at a frequency agreed to by the TMO Leads and be responsible for discussing status and progress of activities under this Agreement and the other Transaction Documents. The TMO Leads may establish such governance procedures, tracking mechanisms and such functional sub-teams as it deems appropriate.

(b) The TMO Leads will work together to resolve issues or potential disputes relating to this Agreement and any Transaction Document, with the intent of averting the escalation of such issues or potential disputes. Any escalation of any potential disputes will be in accordance with Section 8.01. Either Party may change its TMO Lead or TMO Team whenever it considers appropriate and, in any such case, shall advise the other Party of such changes accordingly.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.01 Disputes. Any controversy or claim arising out of or relating to this Agreement and, except for those Transaction Documents that contain separate dispute resolution provisions (in which case such provisions shall govern), any Transaction Documents, or the breach thereof (a “Dispute”), shall be resolved: (a) first, during such time as there are TMO Leads for each of Organon and Merck, by negotiation by such individuals within their requisite authority with the intent of resolving and averting the escalation of such Dispute; (b) second, by negotiation by the appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives), and then (if there remains a Dispute) by discussions between the respective Chief Executive Officers or their respective designees (with full settlement authority) of Merck and Organon, with the possibility of mediation as provided in Section 8.02; and (c) then, if negotiation and mediation fail, by binding arbitration as provided in Section 8.03. Each Party agrees on behalf of itself and each of its Subsidiaries that the procedures set forth in this Article VIII shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

Section 8.02 Negotiation and Mediation. If either Party serves written notice of a Dispute upon the other Party, the Parties will first attempt to resolve such Dispute by direct discussions and negotiation (including as set forth in Section 8.01 above or, as applicable, in accordance with the applicable Transaction Document). If the Parties agree, the Parties may also attempt to resolve the Dispute by a mediation administered by the International Institute for Conflict Prevention & Resolution (“CPR”) under its Mediation Procedure.

Section 8.03 Arbitration.

(a) If a Dispute is not resolved within 45 days (or later if mutually agreed by the Parties) after the service of a notice of a Dispute, either Party shall have the right to commence arbitration. The arbitration shall be administered by the CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three arbitrators. Each

Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. This arbitration provision, and the arbitration itself, shall be governed by the laws of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

(b) Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five per Party and shall be held within 45 days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and United States federal statutes, to obtain additional evidence for use in the arbitration. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within 60 days following the appointment of the arbitrators. All costs and fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

(c) The panel of arbitrators shall have no power to award non-monetary or equitable relief of any sort. The arbitrators shall have no power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement or any Transaction Document. The award of the arbitrators shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.

(d) If an arbitral award does not impose an injunction on the losing Party or contain a money damages award in excess of $25,000,000, then the arbitral award shall not be appealable and shall only be subject to such challenges as would otherwise be permissible under the Federal Arbitration Act, 9 U.S.C. §§ 1-16. In the event that the arbitration does result in an arbitral award, which imposes an injunction or a monetary award in excess of $25,000,000, such award may be appealed to a tribunal of appellate arbitrators via the CPR Arbitration Appeal Procedure.

(e) Except as may be required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

Section 8.04 Interim Relief. At any time during the resolution of a Dispute between the Parties, either Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved.

Section 8.05 Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or any Transaction Document nor any right or power to award punitive, exemplary or treble damages (or other multiple damages that are not actual damages).

Section 8.06 Expenses. Each Party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration pursuant to Section 8.03, the non-prevailing Party shall bear both Parties’ costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees of any arbitrator).

Section 8.07 Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties shall, and shall cause their respective Subsidiaries to, continue to honor all commitments under this Agreement and each Transaction Document to the extent required by such Agreements during the course of dispute resolution pursuant to the provisions of this Article VIII with respect to all matters related to such Dispute.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement and all Transaction Documents may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Merck without the approval of any Person, including Organon. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its directors, officers or employees, shall have any Liability of any kind to any Person by reason of this Agreement. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

ARTICLE X

MISCELLANEOUS

Section 10.01 Counterparts; Entire Agreement; Corporate Power; Facsimile or Electronic Signatures.

(a) Counterparts. This Agreement and each Transaction Document may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

(b) Entire Agreement.

(i) This Agreement, the Transaction Documents and the exhibits, schedules and annexes hereto and thereto contain the entire agreement between the Parties and their Subsidiaries with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties or their Subsidiaries other than those set forth or referred to herein or therein. It is the intention of the Parties that the Conveyance and Assumption Instruments shall be consistent with the terms of this Agreement and the other Transaction Documents. In the event of any conflict between the Conveyance and Assumption Instruments and this Agreement, (1) the Assets and Liabilities expressly and specifically listed in such Conveyance and Assumption Instruments as being for the account of either Merck or its Subsidiaries on the one hand, or Organon or its Subsidiaries on the other hand, shall control, other than as set forth on Schedule 10.01(b)(i) and (2) in the case of any other inconsistent terms, the provisions of this Agreement shall control. Except with respect to the express and specific allocation of Assets and Liabilities as described therein, the Parties agree (including on behalf of their Subsidiaries) that the Conveyance and Assumption Instruments are not intended and shall not be construed in any way to enhance, modify or decrease any of the rights or obligations of Merck, any Merck Subsidiary, Organon or any Organon Subsidiary from those contained in this Agreement and the other Transaction Documents.

(ii) This Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Transaction Documents. Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of a Transaction Document (other than any Conveyance and Assumption Instruments), the provisions of such Transaction Document shall control over the inconsistent provisions of this Agreement as to matters specifically addressed in such Transaction Document. Notwithstanding the foregoing, to the extent that the Transition Services Agreements become effective prior to the Effective Time, the producer or provider (or any of its controlled group Affiliates) thereunder or with respect thereto shall have no Liability with respect to performance or non-performance during any period preceding the Effective Time (as though such agreements for that purpose had only become effective as of the Effective Time) in light of the Parties’ intent for any and all Liabilities related to the operation of the Organon Business (including intercompany services related thereto) prior to the Effective Time to remain with Organon and its Subsidiaries and for all Liabilities related to the operation of the Merck Business (including intercompany services related thereto) prior to the Effective Time to remain with Merck and its Subsidiaries; provided that, for the avoidance of doubt, the recipient or purchaser under such agreements shall continue to be responsible to the provider or producer for payment and other obligations set forth in such agreements from the effective times of such agreements in accordance with the terms thereof. For the avoidance of doubt, the immediately preceding sentence is intended to achieve the same result as would have occurred had Merck and Organon entered into the applicable Transaction Document covering only the period prior to the Effective Time (and as though such agreement were not considered a “Transaction Document” hereunder) and a new Transaction Document covering the period after the Effective Time (with the latter being the only such Transaction Document that controls in the event of a conflict between such Transaction Document and this Agreement). For the avoidance of doubt, the Tax Matters Agreement shall govern all matters (including any indemnities and payments among the Parties and each of their Subsidiaries and the allocation of any rights and obligations pursuant to agreements entered into with Third Parties) relating to Taxes to the extent specifically addressed in the Tax Matters Agreement and the Employee Matters Agreement shall govern all matters (including the allocation of any rights and obligations) relating to employees to the extent specifically addressed in the Employee Matters Agreement.

(iii) Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that neither Party will be charged more than once for the same service, activity, function or expense that is performed or incurred by the other Party or its Affiliates or third parties pursuant to this Agreement to the extent that such charged Party or its Affiliates are bearing the charges for such service, activity, function or expense pursuant to another Transaction Document.

(c) Corporate Power. Merck represents on behalf of itself and, to the extent applicable, each Merck Subsidiary, and Organon represents on behalf of itself and, to the extent applicable, each Organon Subsidiary as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Transaction Document to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Signatures and Delivery. Each Party acknowledges that it and its Subsidiaries and the other Party and its Subsidiaries may execute this Agreement and any Transaction Document to which it is a party by manual, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Transaction Document (whether executed by manual, stamp or mechanical signature) by facsimile or by email or other electronic delivery in portable document format (PDF) or other electronic format shall be effective as delivery of such executed counterpart of this Agreement or any Transaction Document. Each Party (including on behalf of its Subsidiaries) expressly adopts and confirms a stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email or other electronic delivery in portable document format (PDF) or other electronic format) made in its name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party or its Subsidiaries to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause each such Agreement and Transaction Document to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 10.02 Governing Law. This Agreement and, unless expressly provided therein, each Transaction Document, shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 10.03 Assignability. Except as set forth in any Transaction Document, this Agreement and each Transaction Document shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns.

Section 10.04 Third Party Beneficiaries. Except for the indemnification rights under this Agreement of an Indemnitee under this Agreement, (a) the provisions of this Agreement and each Transaction Document are solely for the benefit of the Parties and their respective Subsidiaries, after giving effect to the Distribution, and their permitted successors and assigns, and are not intended to confer upon any Person except the Parties and their respective Subsidiaries, after giving effect to the Separation, and their permitted successors and assigns, any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement or any Transaction Document and neither this Agreement nor any Transaction Document shall provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Transaction Document.

Section 10.05 Notices. All notices and, to the extent applicable and unless otherwise provided therein, under each of the Transaction Documents shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice):

If to Merck:

Merck & Co., Inc.

2000 Galloping Hill Road

Kenilworth, New Jersey 07033

Attention: Sunil Patel, SVP, Business Development

E-mail: sunil_patel@merck.com

With a copy to:

Merck & Co., Inc.

2000 Galloping Hill Road

Kenilworth, New Jersey 07033

E-mail: office.secretary@merck.com

If to Organon:

Organon & Co.

30 Hudson Street, 33rd Floor

Jersey City, New Jersey 07302

Attention: Office of Secretary

E-mail: secretaryoffice@organon.com

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 10.06 Severability. In the event that any one or more of the terms or provisions of this Agreement or any Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any Transaction Document, or the application of such term or provision to Persons or circumstances or in jurisdictions other than those as to which it has been determined to be invalid, illegal or unenforceable, and the Parties shall (and shall cause their applicable Subsidiaries to) use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement (or the applicable Transaction Document) which, insofar as practicable, implement the purposes and intent of the Parties. Any term or provision of this Agreement or any Transaction Document held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement. To the extent permitted by applicable Law, each Party waives any term or provision of Law which renders any term or provision of this Agreement to be invalid, illegal or unenforceable in any respect.

Section 10.07 Force Majeure. No Party or other Person shall be deemed in default of this Agreement or, unless otherwise expressly provided therein and without limiting the generality of the terms thereof, any Transaction Document for failure to fulfill any obligation (other than a payment obligation) so long as and to the extent to which any delay or failure in the fulfillment of such obligations is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay. A Party or other Person claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide notice to the other Party or Parties of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement or any Transaction Document as soon as reasonably practicable.

Section 10.08 No Set Off. Except as set forth in any Transaction Document or as otherwise mutually agreed to in writing by the Parties, neither Party nor any of its Subsidiaries shall have any right of set off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Transaction Document; or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement or any Transaction Document.

Section 10.09 Responsibility for Expenses.

(a) Expenses Incurred on or Prior to the Effective Time. Except as otherwise expressly set forth in this Agreement or any Transaction Document, or as otherwise agreed to in writing by the Parties (including in Schedule 10.09(a)), all costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Transaction Document, the Separation, the Registration Statement, the plan of Separation and the Distribution and the consummation of the transactions contemplated hereby and thereby shall be charged to and paid by Merck.

(b) Expenses Incurred or Accrued After the Effective Time. Except as otherwise expressly set forth in this Agreement, Schedule 10.09(b) to this Agreement, or any Transaction Document, or as otherwise agreed to in writing by the Parties, each Party and its Subsidiaries shall bear its own costs and expenses incurred or accrued after the Effective Time; provided that: (i) any costs and expenses incurred in obtaining any Consent or novation from a Third Party in connection with the assignment to and assumption by a Party or its Subsidiary of any contracts, commitments or understandings in connection with the Separation shall be borne by the Party or its Subsidiary to which such contract, commitment or understanding is being assigned; and (ii) any costs and expenses incurred by a Party or its Subsidiary that are for the benefit of the other Party or its Subsidiary, or are specifically related to such other Party’s business, products, assets or liabilities, will be borne by such other Party.

Section 10.10 Headings. The Article, Section and Paragraph headings contained in this Agreement and in the Transaction Documents are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Transaction Document.

Section 10.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Transaction Document, the covenants and other agreements contained in this Agreement and each Transaction Document, and liability for the breach of any obligations contained herein or therein, shall survive the Effective Time and shall remain in full force and effect thereafter.

Section 10.12 Subsidiaries and Employees. Merck shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by a Merck Subsidiary (including the employees thereof) and Organon shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by an Organon Subsidiary (including the employees thereof).

Section 10.13 Waivers. Waiver by either Party or any of its Subsidiaries of any default by the other Party or any of its Subsidiaries of any provision of this Agreement or any Transaction Document shall not be deemed a waiver by the waiving Party or Person of any subsequent or other default, nor shall it prejudice the rights of the waiving Party or Person. No provisions of this Agreement or any Transaction Document shall be deemed waived unless such waiver is in writing and signed by the authorized representative of the Party or relevant Subsidiary against whom it is sought to be enforced. No failure or delay of any Party (or any of its Subsidiaries) in exercising any right or remedy under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Section 10.14 Amendments. No provisions of this Agreement or any Transaction Document shall be deemed amended, supplemented or modified unless such amendment, supplement or modification is in writing and signed by an authorized representative of both Parties or their relevant Subsidiaries, as the case may be.

Section 10.15 Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto and thereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits, and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement or any Transaction Document shall be deemed to refer to this Agreement or such Transaction Document as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any Liability in accordance with its terms shall have meaning only to the extent such Liability has terms. If the Liability does not have terms, the reference shall mean performance, discharge or fulfillment of such Liability.

Section 10.16 Public Announcements. From and after the Effective Time, Merck and Organon shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Transaction Documents, and shall not issue any such press release or make any such public statement prior to such consultation, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case such Party shall promptly notify the other Party and allow the other Party a reasonable time and opportunity to oppose such process before making such disclosure), (ii) ordinary course communications with investors and analysts, and (iii) press releases or other public statements that are substantially consistent with prior disclosures made in accordance with this Agreement.

Section 10.17 Specific Performance. Subject to the provisions of Article VIII and Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Transaction Document, the Party or Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) of its rights under this Agreement or the Transaction Documents, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any Proceeding for specific performance that a remedy at Law would be adequate is waived.

Section 10.18 Mutual Drafting. This Agreement and the Transaction Documents shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MERCK & CO., INC.

By:	/s/ Robert Davis
Name:	Robert Davis
Title:	President

ORGANON & CO.

By:	/s/ Kevin Ali
Name:	Kevin Ali
Title:	Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

Exhibit A

Form of Amended and Restated Bylaws of Organon

Exhibit B

Form of Amended and Restated Certificate of Incorporation of Organon

Exhibit C

Plan of Reorganization